Explanatory Note
Voyager Technologies, Inc. ("we" or "our" or the "Company") is filing the corresponding Current Report on Form 8-K and this Exhibit 99.1 to recast certain amounts previously reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 10, 2026 (the "2025 Form 10-K") to conform with revisions to our reportable segments made during the quarter ended March 31, 2026.
Effective the quarter ended March 31, 2026, the Company combined its Defense and National Security and Space Solutions segments into a single Defense and Space Technologies segment in order to align with how the Company's Chief Operating Decision Maker ("CODM") views results. This will enable the Company to generate internal synergies within the Defense and Space Technologies segment and to more effectively manage its resources and facilities in order to support operations across the product and service offerings. Our CODM allocates resources and assesses segment performance using regularly provided segment net sales and segment Adjusted EBITDA under this updated segment structure. Within the segment change, there has been no change to the Company's reporting units. All prior period comparative information has been recast to reflect the revised segment structure.
The Company is filing this Exhibit 99.1 solely to provide recast historical audited financial information and related disclosures for the Company with respect to each of the three years ended December 31, 2025, giving effect to the segment change at the beginning of the earliest period presented.
The information included in this Exhibit 99.1 to this Form 8-K is presented in connection with the segment reporting changes described above and does not amend or restate the Company’s audited consolidated financial statements included in the 2025 Form 10-K. This Form 8-K, including the information contained in Exhibit 99.1 hereto does not reflect events occurring subsequent to the filing of the 2025 Form 10-K and does not modify or update the disclosures therein in any way, other than as required to retrospectively recast the change in segment reporting described above. Therefore, Exhibit 99.1 to this Current Report on Form 8-K should be read in conjunction with the Company’s 2025 Form 10-K, and subsequent filings with the SEC, including its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K..

PART I
Item 1. Business
Our Company
We are a purpose-built, innovation-driven defense and space technologies company focused on delivering mission-critical solutions across national security, space exploration and infrastructure and commercial space markets. Our company was purpose-built to address some of the most complex and consequential challenges facing the defense and space sectors, where technological leadership, operational execution and long-term resilience are essential. Our work is designed to strengthen national security, protect critical assets and enable sustained human and economic activity in space.
We design, develop and operate advanced systems and infrastructure that support defense, intelligence, civil and commercial missions. Our capabilities span communications and intelligence systems, missile-defense-enabling technologies, advanced propulsion and energetics, in-space infrastructure and end-to-end space mission services. These capabilities are organized across two operating segments: Defense and Space Technologies and Starlab Space Stations.
Since our founding in 2019, we have achieved significant milestones across each of these segments, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by National Aeronautics and Space Administration (“NASA”) to develop a replacement for the International Space Station (“ISS”), which is set to be decommissioned in 2030. Our portfolio has managed and executed more than 1,400 missions to the International Space Station across scientific experiments and payload operations, and in September 2025, the multi-cloud region we developed was launched to the ISS as the first known space cloud infrastructure in space.
We operate a flexible and disciplined business model, serving both as a prime contractor and merchant supplier or subcontractor. This dual-role operating model allows us to selectively pursue opportunities based on solution fit, capital efficiency, program risk profile and probability of win.
Our growth strategy includes organic and inorganic expansion. Since 2019, we have executed and successfully vertically and horizontally integrated 12 acquisitions, and have grown our revenue to $166.4 million for the year ended December 31, 2025. In August 2025, we acquired 100% of the equity ownership of ElectroMagnetic Systems, Inc. (“EMSI”) which is a premier developer of artificial intelligence (“AI”) and machine learning-based automated target recognition software and intelligence analytics for space-based radar systems. In October 2025, we acquired 100% of the equity ownership of ExoTerra Resources, LLC (“ExoTerra”) which is intended to bolster our American propulsion capabilities and enhance our electric propulsions systems and offerings. In November 2025, we acquired 100% of the equity securities of Estes Energetics (“Estes”). Estes designs and manufactures energetics and propulsion materials critical to U.S. defense and space systems. Estes is vertically integrated in the production of energetics, propulsion materials, and critical chemical compounds supporting missile defense, tactical munitions, and space propulsion.
We have also received $183.2 million in cumulative cash proceeds under our $217.5 million NASA development grant to design Starlab, the commercial space station replacement for the ISS, with $34.3 million of grant proceeds remaining as of December 31, 2025.
We intend to operate Starlab through Starlab Space LLC (“Starlab JV”), a Voyager-led and majority-owned global joint venture, with international equity partners that include Airbus, Mitsubishi, MDA Space, Space Applications Services and Palantir.
Our business consists of two business segments:
•Defense and Space Technologies: provides innovative mission-critical solutions to protect dynamic and contested domains and delivers space infrastructure, advanced space technology, science systems and mission services that power commercial, academic and government missions from low-Earth orbit to deep space. We pioneer communications technologies, guidance, navigation and controls, signals intelligence and defense systems.
•Starlab Space Stations is a commercial space station planned to succeed the ISS and provide continued permanent human presence in space. It is operated through our U.S.-led global joint venture with Airbus, Mitsubishi, MDA Space and Palantir, among others.
Our segments create meaningful synergies. For example, we are developing AI-powered edge computing units layered with Palantir’s operating system and our intelligence analytics platform to deliver real-time capabilities for both defense and space applications. Starlab benefits directly from the mission design, customer service experience and space science expertise of our Defense and Space Technologies segment.
Our Platform and Journey
Voyager was Purpose-Built to Address the Underserved Needs of Defense, National Security and Space Customers
The U.S. and allied defense and national security supply chain is ill-equipped to provide critical technologies at scale in today’s rapidly evolving threat environment. This supply chain has been predominately served by traditional aerospace and defense industry players. However, with the increasing complexity of advanced technologies, traditional aerospace and defense industry players are unable to develop and deliver affordable, cutting-edge and disruptive technologies at the modern speed of warfare. The slow and bureaucratic nature of traditional defense procurement processes and its legacy contractor base burdened by large, complex cost structures hinders rapid innovation and the development and integration of emerging technologies.
Historically, space activities were driven by government-led, owned and operated programs that often executed slowly and inefficiently. To address these deficiencies, the space industry has shifted to a public-private partnership model in recent years, exemplified by NASA’s use of commercial launch providers such as SpaceX and Northrop Grumman. However, the space industry lacks sufficient well-operated companies with advanced technological capabilities at scale to address the complicated needs of the growing space economy. Additionally, demand for space activities has evolved to include the needs of commercial customers across industries such as healthcare, agriculture, energy and advanced manufacturing. With space destinations limited to the new Chinese government-owned Tiangong Station and the aging ISS, these customers are constrained in capacity and options necessary to pursue a rapidly expanding opportunity in the space economy. Though we were built to address this growing need, many of our competitors are substantially larger than we are and may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products, which may make it more difficult for us to execute on our business and growth strategies.
Voyager Is Addressing Attractive Growth Markets
The U.S. defense and national security industry continues to demonstrate a stable and long-term growth trajectory, driven by its vital role in ensuring national security and maintaining global stability. With sustained government investment, a robust pipeline of advanced technological innovations and increasing focus on modernization to address evolving threats, the industry remains a cornerstone of the nation’s economy. As global security challenges intensify, we believe we are well-positioned to adapt, expand and deliver cutting-edge capabilities, reinforcing the resilience of the nation’s leadership position in a competitive global landscape. We expect that growth in national security spending will continue as militaries invest to maintain operational readiness and counter ever-evolving threats. In the United States, defense and national security spending has generally benefited from strong bi-partisan support, generating a stable and growing investment over time. The fiscal year 2026 Department of Defense (“DoD”) budget was approximately $839 billion, compared to approximately $700 billion for fiscal year 2022. Furthermore, space is a growing priority for defense and national security investment, as space is increasingly contested, congested and competitive and space-based capabilities play a greater role for conventional warfighting forces on land, air and sea.

Voyager Is Driven By Innovation At Scale
Innovation is core to our identity. Through our strategic acquisitions, we leverage more than three decades of technology development and spaceflight heritage to offer reliable, differentiated solutions to our customers beginning when Space Acceleration Measurement System (“SAMS”) was developed in 1993 by ZIN Technologies, Inc. We operate an agile and entrepreneurial business model positioned to rapidly develop and iterate technologies to meet the evolving needs of our defense, national security and space customers. Including through our acquired business lines, we have executed over 1,000 customer space missions and supplied over 220 spacecraft subsystems, a track record that entrenches us with our commercial and government customers who continue to trust us to deliver solutions for many of their most important programs. We have the capability to support these programs at scale and meet the growing demand for critical technologies in our markets.
In 2021, NASA awarded Nanoracks, a prime contract, which was subsequently transferred to us, and which we subsequently transferred to Starlab JV, to develop Starlab, our commercial replacement for the ISS when it is set to be decommissioned in 2030. We believe Starlab will be essential to ensuring continued permanent human presence in Low Earth Orbit (“LEO”) by the United States and its allies. We believe that by continuing to pioneer with disruptive solutions and by continuing to execute reliably for our customers, we will continue to win highly attractive, important roles on marquee programs of the future.
Our Segments
DEFENSE AND SPACE TECHNOLOGIES
Our Defense and Space Technologies segment provides leading technology capabilities that support marquee programs with expertise in defense systems, signals intelligence, communications technologies, guidance and navigation, and space maneuver. It also provides space technology solutions, specializing in mission operations, reliable hardware, software and engineering services for space missions.
Defense Systems
We provide controllable solid propulsion technology that enables missile programs critical to national defense. Our solid fuel systems deliver precise thrust for steering and positioning, including the high-performance requirements for hypersonic applications. Compared to liquid and cold-gas systems, solid propulsion enables higher precision, improved reliability, faster response, safer operation and improved affordability.
Through our integration of Estes Energetics, we have expanded beyond propulsion subsystems into vertically integrated energetics manufacturing. Our capabilities now include advanced propellant formulation, casting, motor integration and the domestic production of critical energetic materials, including black powder and other foundational chemical inputs used in ignition and solid rocket motor systems. Certain energetic materials are supply-constrained within the United States, and we believe our manufacturing capacity strengthens the resiliency of the U.S. defense industrial base.
By combining controllable propulsion systems with in-house energetics production, we enhance performance optimization, supply chain security and cost efficiency across missile defense interceptors, hypersonic systems, strategic and tactical missile programs and select space launch applications. We currently provide advanced solid-propulsion subsystems for Lockheed Martin’s Next Generation Interceptor (“NGI”) program with the U.S. Missile Defense Agency and believe our integrated propulsion and energetics platform is positioned for broader adoption across national security and space applications.
Signals Intelligence Systems
We believe our end-to-end intelligence analytics platform enhances how government agencies collect, process and act on critical intelligence. Through the integration of EMSI, we have expanded our capabilities in signals intelligence, electronic warfare support, spectrum monitoring and advanced geolocation technologies. Our combined platform leverages advanced signal processing, artificial intelligence-driven analytics and mission software to enhance situational awareness and cut through complex electromagnetic environments to reveal mission-critical intelligence.
By integrating our proprietary software solutions with Palantir’s operating system, we plan to transform multi-source signals intelligence data into real-time, actionable insights for complex mission environments across air, land, sea, space and cyber domains. With a long-standing track record supporting national security agencies and defense primes, our solutions strengthen operational effectiveness, decision speed and mission resilience across the military and intelligence community. As demand accelerates for advanced Intelligence, Surveillance and Reconnaissance (“ISR”) and spectrum dominance capabilities, we believe our integrated hardware and software approach positions us at the forefront of next-generation defense technology.
Communications Technologies
We offer space-qualified radiation-hardened laser and radio frequency (“RF”) communications systems and advanced electro-optical and digital systems, including transceivers, mission-data transmitters and command and data handling systems. Our solutions have enabled LEO and deep space missions since 2002, with a failure-free cumulative track record of over 275 flight years in space. As our industry continues to evolve, we expect our business will grow to serve new end markets, such as on-orbit edge computing and large-scale orbital infrastructure, including for our own Starlab Space Stations segment.
Guidance, Navigation and Control Systems
We design and produce critical technologies for controlling and navigating spacecraft, including sun sensors, star trackers, space cameras and inertial measurement units serving the satellite constellation market and other demanding missions. Our systems operate on NASA’s Magnetospheric Multiscale Mission satellites, enabling precise closed-loop formation flight. In 2024, Lockheed Martin selected us to deliver optical guidance technology for MDA’s Next Generation Interceptor (“NGI”) program, a vital component in defending the United States against long-range ballistic missile threats from strategic adversaries. Our dual-use optical guidance technologies have played a critical role on a number of national security and space programs, including RTX Corporation’s missile defense initiatives and Millennium Space Systems’ (a Boeing company) small satellite constellation programs, where they are vital to mission success.
Artificial Intelligence Powered Edge Computing
We are developing AI-enabled edge computing in space, processing data directly at the source to eliminate ground transmission latency and reduce vulnerabilities in contested environments. Our radiation-hardened GPUs, combined with Palantir’s operating system and proprietary applications, deliver high-performance analytics for national security and space exploration.
Space Maneuver
We provide advanced space maneuver and in-space mobility capabilities that enable spacecraft to operate in congested and contested orbital environments. Through the integration of ExoTerra, we have expanded our portfolio to include flight-proven electric and chemical propulsion systems and satellite maneuvering technologies supporting precision maneuvering, rendezvous and proximity operations, station-keeping and collision avoidance across Low Earth Orbit and beyond.
By integrating propulsion, guidance, navigation and control systems with mission software, we enable resilient, maneuver-capable spacecraft for national security, civil and commercial missions. As space becomes increasingly contested, we believe demand for maneuverable and survivable space architectures will continue to grow, positioning our integrated propulsion and mobility capabilities to support next-generation defense and commercial space systems.
Advanced Space Technology Systems
We provide integrated hardware and software systems and engineering services to NASA, the DoD and commercial customers, including in-space propulsion systems with applications for orbital servicing, manufacturing and deep space exploration. We developed the power propulsion units used in NASA’s Double Asteroid Redirect Test spacecraft, which successfully collided with an asteroid in September 2022.
Space Infrastructure
The Bishop Airlock is the first and only permanent, privately-owned module attached to the ISS, enabling movement of equipment, supplies and payloads between the ISS and open space. We hold contracts with NASA, the ESA and commercial customers for the Bishop Airlock. This program helped validate the public-private partnership model for critical space infrastructure and developed expertise foundational to Starlab. Bishop Airlock is advancing space technology and enabling sustainable human-robot collaboration for future space exploration.
Space Science & Mission Management
We are the largest commercial user of the ISS in the world. To date, we have deployed over 330 satellites for commercial and government programs, overseen more than 1,000 customer missions conducted by organizations in over 35 nations and territories, and enabled biopharma, agriculture, DoD technology demonstrations, media programs and STEM workforce development. Our Space Acceleration Measurement System (“SAMS”), one of the longest-running systems on the ISS, has collected over one trillion acceleration measurements since 2001 and informs our development of Starlab.
STARLAB SPACE STATIONS SEGMENT
Starlab JV is a Voyager-led and majority-owned global joint venture designing and building Starlab, which is expected to serve as a commercial replacement for the ISS following its planned decommissioning in 2030. We currently estimate the cost to design, manufacture and launch Starlab to be approximately $2.8 billion to $3.3 billion, with launch anticipated in 2029 and revenue generation expected in Starlab’s first full year of operation. With an estimated useful life of thirty years, we anticipate Starlab will generate a significant portion of our long-term revenue and cash flows.
NASA’s procurement to replace the ISS is conducted in two phases. Phase I, the current phase, invited designs to preliminary design review. Starlab received the highest Phase I funding award from NASA, and its funding has continued to outpace other competitors. Phase II will be the final competition phase for crew and cargo services. While any competitor may bid on Phase II, only three potential bidders currently have funded contracts with NASA.
Starlab JV partners include Airbus, Mitsubishi, MDA Space and Palantir as equity partners, and Hilton, Northrop Grumman and The Ohio State University as strategic partners. Starlab has secured a launch contract with SpaceX’s Starship launch vehicle. In January 2025, we achieved the first milestone under our NASA SAA by completing the preliminary design review. The next milestone is detailed design and hardware development, leading to a Critical Design Review.
Current funding for Starlab consists of the $217.5 million NASA development grant, of which $34.3 million remain as of December 31, 2025. We plan to compete for Phase II funding from NASA’s commercial LEO development program, in addition to customer prebuys from international space agencies and capital markets financing including equity and project-based financing. In 2025, we received an additional $15.0 million award from the Texas Space Commission to support Starlab and its supplier ecosystem.
Joint Venture Agreement for Starlab JV
We and Airbus have entered into the Joint Venture Agreement forming Starlab JV which, among other things, is focused on developing Starlab. Following the formation of Starlab JV, each of Mitsubishi, MDA Space and Palantir acquired minority interests in Starlab JV. As of December 31, 2025, we had an ownership interest of 61.9% in Starlab JV. Voyager may nominate three directors and Airbus may nominate two. We have contributed certain contracts, intellectual property and $11.5 million in cash to Starlab JV. Each partner has an obligation to fund up to $10.0 million if the Starlab JV cash balance falls below $10.0 million and third-party funding is unavailable. Airbus has separately agreed to contribute up to $80.0 million in funded grant programs specifically for Starlab.

Strategy
We believe the following strategic priorities will drive profitable growth and long-term value creation. These priorities reflect both the current demands of our markets and our view of where the defense and space industries are heading - and where Voyager is uniquely positioned to lead.
Capitalize on Converging and Expanding Defense and Space Market Dynamics
The markets we serve are undergoing structural change across multiple dimensions simultaneously, and we believe Voyager is well-positioned at the intersection of each.
U.S. defense spending continues to grow with broad bipartisan support, with the fiscal year 2026 DoD budget request of approximately $839 billion compared to approximately $700 billion in fiscal year 2022. Within that envelope, demand is shifting toward speed, scale and production — not just development. Re-industrialization of the U.S. defense industrial base, particularly in propulsion, energetics and munitions, has become a national imperative, and we believe our vertically integrated manufacturing capabilities across propulsion and energetics position us to be a meaningful contributor to that effort at scale.
In space, several structural forces are reshaping the competitive landscape. The orbital environment is rapidly transitioning from a support layer to a contested maneuver domain, where spacecraft must detect threats, maneuver autonomously and persist in degraded environments — driving significant new demand for the propulsion, sensing and computing capabilities that sit at the core of our portfolio. Simultaneously, the economics of access to space are undergoing a step-change as launch costs decline dramatically, unlocking new markets for commercial space infrastructure and large-scale constellation deployment. Markets that were once defined by bespoke, single-mission spacecraft are rapidly shifting toward scalable, high-volume constellation architectures. And the space economy itself is bifurcating into distinct zones — Earth-centric LEO operations, cislunar infrastructure and deep space exploration — each requiring differentiated technology and operational approaches. We believe our diversified portfolio, spanning propulsion, communications, intelligence systems and space infrastructure, positions us to serve customers across all three zones as the market evolves.
Transition from Product Supplier to Mission-Enabling Partner
As the complexity and pace of defense and space missions accelerates, customers increasingly seek integrated partners capable of delivering across the full mission lifecycle — not just components or point solutions. We are actively evolving our business model to reflect this shift, building on our track record of mission execution to offer more comprehensive, cross-domain solutions that combine our hardware capabilities with software, analytics and mission management services. Our partnership with Palantir to deploy AI-powered edge computing across defense and space applications is one example of this approach. We believe customers will increasingly concentrate their programs with partners who can bring speed, integration depth and mission accountability to complex programs, and we intend to be that partner across the markets we serve.
Integrate Hardware and Software into Higher-Value, Full-Solution Offerings
We have developed differentiated software capabilities across signals intelligence, communications, guidance and analytics. We intend to deepen the integration of these software capabilities with our hardware platforms, creating end-to-end solutions that command stronger margins and more durable customer relationships. This includes continued investment in AI-enabled edge computing for both defense and space applications, where processing data at the source — rather than transmitting it to ground stations — reduces vulnerability and enables real-time decision-making in contested environments.
Successfully Develop and Launch Starlab
Starlab represents our most significant long-term growth opportunity and a cornerstone of the emerging commercial space economy. In the near term, we will continue pursuing achievement of NASA milestone payments under our Phase I Space Act Agreement, position ourselves to compete for Phase II CLD funding and advance Starlab through Critical Design Review toward hardware production, with launch anticipated in 2029. We believe

Starlab will serve as the anchor for a broad commercial value chain in LEO — spanning microgravity research, orbital manufacturing, space logistics and scientific discovery — and that our existing mission services experience and customer base will provide a meaningful head start in populating that ecosystem. Following launch, we intend to explore expansion through additional modules or future stations to meet growing long-term demand.
Scale Operations and Infrastructure to Match Market Opportunity
Our ability to capture the growth ahead of us depends not only on our technology portfolio but on our operational capacity to deliver at scale. We are investing in manufacturing infrastructure, facility consolidation and workforce development to build the execution capacity required to grow from our current base toward the scale our markets demand. We are also investing in technology-enabled design and manufacturing capabilities that we believe can radically compress the time from concept to production — an increasingly critical competitive factor as defense customers prioritize speed to mission. Combined with our continued focus on disciplined acquisition of complementary technologies and our ongoing shift toward higher-margin contract structures, we believe these investments will drive significant operating leverage and margin expansion as our revenue base scales.
Competition
We operate in competitive markets across defense and space technologies, facing competition at both the component and system level as well as on large-scale prime programs.
In our Defense and Space Technologies segment, we compete with large traditional aerospace and defense contractors — including Northrop Grumman, Raytheon Technologies and L3Harris — as well as emerging defense technology companies across propulsion, communications, signals intelligence and guidance systems. Also, as a merchant supplier of spacecraft components, competitors include Rocket Lab (through its space systems and components business), Redwire and other specialist subsystem providers across guidance and navigation, communications hardware and in-space propulsion. In our commercial space mission management business, operated through Nanoracks, we compete with other ISS utilization and payload services providers as well as emerging commercial operators seeking to offer research and mission services on orbit. At the space infrastructure level, we compete with other established space systems integrators, as well as large defense primes with space infrastructure capabilities.
For our Starlab Space Stations segment, we are one of three NASA-funded competitors under the Commercial Low Earth Orbit Destinations (“CLD”) program pursuing a commercial ISS replacement. Competitors at this level include other well-capitalized space infrastructure developers, and we believe our status as the largest Phase I CLD award recipient, combined with our operational space station experience through the Bishop Airlock and ISS mission services, distinguishes Starlab as a leading contender for Phase II selection.
We believe our overall competitive position is differentiated by our multi-use technology portfolio with proven spaceflight heritage; our adaptive business model serving both prime and merchant supplier roles; our deep, long-standing customer relationships across government and commercial customers; and our integrated platform combining hardware, software and mission services. While many of our competitors are substantially larger and may have greater resources to devote to technology development, we believe our agility, cross-domain capabilities and execution track record provide a meaningful competitive advantage across our target markets.
Research and Development
Research and development is central to our identity and our ability to deliver innovative, mission-critical solutions across defense, national security and space markets. Our approach to R&D is both deliberate and dual-horizon: we invest to solve the immediate, complex needs of our customers while simultaneously positioning Voyager for the multi-use technology opportunities of tomorrow.
A core strength of our model is the ability to leverage customer-funded research and development — including contracted R&D from government agencies and defense programs — to accelerate the development of solutions that address real-world mission requirements. This approach allows us to advance next-generation capabilities in close collaboration with the customers who will ultimately field them, while deploying our own internal capital with discipline toward investments we believe will generate durable, cross-market returns. The result is a research and development program that is both externally funded and internally driven, reducing the capital intensity of innovation while maintaining a high rate of technology development.
Our R&D investments are organized around technologies that are inherently multi-use and multi-domain — designed from the outset to generate value across national security, commercial and civil markets. This includes advanced propulsion and energetics systems applicable across missile defense, strategic systems and space; guidance, navigation and control technologies that serve both defense and commercial applications; radiation-hardened computing and communications hardware that supports intelligence gathering, space exploration and commercial orbital infrastructure; signals intelligence and electronic warfare systems; and AI-enabled edge computing platforms that bring real-time analytical capability to the most contested and resource-constrained environments on Earth and in orbit.
We believe this multi-use architecture is a fundamental competitive differentiator. A single technology investment at Voyager can generate returns across multiple programs, customers and markets simultaneously — compounding the value of each R&D dollar deployed. We collaborate closely with strategic partners and maintain active relationships with leading research institutions to further accelerate development and ensure our solutions remain at the frontier of what is technically possible.
Intellectual Property
Our success depends in part upon our ability to develop, maintain, protect, and enforce our core technology and intellectual property rights, some of which have been obtained through acquisitions and some of which have been developed internally by our employees and consultants. We do this, both in the United States and abroad, by asserting our rights under a combination of patent, trademark, copyright and trade secret laws when we deem it to be appropriate to do so, by requiring our consultants and employees to execute non-disclosure and invention assignment agreements, and by endeavoring to control access to and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development and engineering know-how make an important contribution to our business as a trade secret, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding our intellectual property rights.
Regulatory
We are subject to various government regulations, including various U.S. government regulations as a contractor and subcontractor to the agencies of the U.S. government. Among the most significant U.S. government regulations affecting our business are:
•the Federal Acquisition Regulations and supplemental agency regulations, which comprehensively regulate the formation, administration, and performance under government contracts;
•the Truthful Cost or Pricing Data Statute (formerly the Truth in Negotiations Act), which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;
•the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under cost-based government contracts;
•the Industrial Security Manual, which establishes the security guidelines for classified programs and facilities as well as individual security clearances;
•the Committee on Foreign Investment in the United States, which is tasked with reviewing the national security implications of foreign acquisitions of and direct investments in U.S. businesses;
•the rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives;
•the False Claims Act and the False Statements Act, which, respectively, impose penalties for payments made on the basis of false facts provided to the government and impose penalties on the basis of false statements, even if they do not result in a payment; and
•laws, regulations and executive orders restricting the use and dissemination of information classified for National Security purposes and the exportation of certain products and technical data.

We also need special security clearances to continue working on and advancing certain of our programs and contracts with the U.S. government. Classified programs generally will require that we comply with various Executive Orders, federal laws and regulations and customer security requirements that may include restrictions on how we develop, store, protect and share information, and may require our employees to obtain government clearances.
In addition, we are subject to industry-specific regulations due to the nature of the products and services we provide. For example, certain aspects of our business are subject to further regulation by additional U.S. government authorities, including (i) the Federal Aviation Administration, which regulates airspace for all air vehicles in the U.S. National Airspace System, (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which our UAS business depend in the United States and (iii) the Defense Trade Controls of the U.S. Department of State that administers the International Traffic in Arms Regulations (“ITAR”), which regulate the export of controlled technical data, defense articles and defense services, as discussed further in “—International Traffic in Arms Regulations and Export Controls.”
The nature of the work we do for the federal government may also limit the parties who may invest in or acquire us. Export laws may keep us from providing potential foreign acquirers with a review of the technical data they would be acquiring. In addition, there are special requirements for foreign parties who wish to buy or acquire control or influence over companies that control technology or produce goods in the security interests of the United States. There may need to be a review under the Exon-Florio provisions of the Defense Production Act, including review by CFIUS under FIRRMA.
Finally, the government may require a prospective foreign owner to establish intermediaries to actually run that part of the Company that does classified work, and establishing a subsidiary and its separate operation may make such an acquisition less appealing to such potential acquirers.
In addition, the export from the United States of certain of our products may require the issuance of a license by the U.S. Department of Commerce under the Export Control Reform Act of 2018, and its implementing regulations, the Export Administration Regulations (the “EAR”). Some of our products may require the issuance of a license by the U.S. Department of State under the Arms Export Control Act and its implementing regulations, the ITAR, which licenses are generally harder to obtain and take longer to obtain than licenses issued pursuant to the EAR.
We are also subject to state and local laws designed to limit the use or other processing of personal information gathered online and that require online services to establish privacy policies.
International Traffic in Arms Regulations and Export Controls
Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and the U.S. EAR. The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.
Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government.
Employees and Human Capital Resources
As of December 31, 2025, we employed approximately 800 employees across 14 locations. Prior to joining our Company, many of our employees had experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. We have also built our team by completing high-quality acquisitions, growing our team in 2025 from approximately 500 to 800 employees primarily through new acquisitions during the year ended December 31, 2025. To our knowledge, we have not experienced any work stoppages pending or threatened that would have a material impact on the Company.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our employees. We believe our success depends on our ability to attract, retain, develop, and motivate highly skilled personnel. In particular, we depend upon the personal efforts and abilities of the principal members of our senior management to partner effectively as a team and to provide strategic direction, develop our business, manage our operations, and maintain a cohesive and stable work environment. We also rely on qualified managers and skilled employees, such as scientists and engineers, with technical expertise in operations, scientific knowledge, engineering skills and quality management experience in order to operate our business successfully.
Our compensation program is designed to retain, motivate and, as needed, attract highly qualified employees. Accordingly, we use a mix of competitive base salary, cash-based annual incentive compensation, equity compensation awards and other employee benefits.
Available Information
Our website address is investors.voyagertechnologies.com. Information contained on, or connected to, our website does not and will not constitute part of this Annual Report on Form 10-K, or any other filings with, or any information furnished or submitted to, the Securities and Exchange Commission (“SEC”).
Item 2. Properties
We lease our corporate headquarters located at 1225 17th Street, Suite 1100, Denver, Colorado 80202, which is used in connection with our Defense and Space Technologies segment. We currently lease additional office space and industrial facilities in the following locations:

Location	Related Segment
Texas	Defense and Space Technologies and Starlab Space Stations
Nevada	Defense and Space Technologies
California	Defense and Space Technologies
Colorado	Defense and Space Technologies
Ohio	Defense and Space Technologies
Louisiana	Defense and Space Technologies
Alabama	Defense and Space Technologies
Washington D.C.	Defense and Space Technologies and Starlab Space Stations
We do not own any real property. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included within Item 8 of this Annual Report. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under Part I, Item 1A “Risk Factors” and under “Forward-Looking Statements” elsewhere in this Annual Report.
The following discusses our financial condition and the results of operations as of and for the year ended December 31, 2025 compared to the year ended December 31, 2024. For a discussion of our financial condition and the results of operations as of and for the year ended December 31, 2024 compared to the year ended December 31, 2023, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within our final prospectus dated June 12, 2025, filed with the SEC pursuant to Rule 424(b)(4) (Prospectus) under the Securities Act.
Overview
We are a purpose-built, innovation-driven defense and space technologies company focused on delivering mission-critical solutions across national security, space exploration and infrastructure and commercial space markets. Our company was purpose-built to address some of the most complex and consequential challenges facing the defense and space sectors, where technological leadership, operational execution and long-term resilience are essential. Our work strengthens national security, protects critical assets and enables sustained human and economic activity in space. Our founding was rooted in our goal of building a company that would address challenges at the forefront of the defense, national security and space industries. Since 2019, we have accomplished significant achievements, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by NASA to develop a replacement for the ISS.
We have grown both organically and through acquisitions, including Nanoracks, Valley Tech Systems, Space Micro, Zin Technologies, ExoTerra, Estes and more. We serve as a “prime” contractor and “subcontractor” to various government and private enterprise customers through our defense, national security, and space product offerings. Since 2019, we have executed and successfully vertically and horizontally integrated twelve acquisitions, and have grown our revenue to $144.2 million from the year ended December 31, 2024 to $166.4 million in the year ended December 31, 2025. In addition, we received cash proceeds from NASA grants of $56.0 million during 2025 and $62.2 million during 2024. We have $34.3 million of eligible proceeds remaining as of December 31, 2025, from our $217.5 million development grant with NASA to design Starlab, the commercial space station replacement for the ISS when it is decommissioned in 2030. We intend to operate Starlab through the Starlab JV, a Voyager-led and majority-owned global joint venture, with international equity partners that include Airbus, Mitsubishi, MDA Space and Palantir. Our growth and increased size and scale are the result of investment and focus on our key technology offerings, as well as our ability to attract, cultivate and integrate accretive acquisitions.
Key Factors Affecting Our Performance
Our results have been affected, and are expected to be affected in the future, by a variety of factors. A discussion of key factors that have had, or may have, an effect on our results is set forth below. For a further discussion of the factors affecting our results of operations, see Part I, Item 1A. “Risk Factors” above.
Government Expenditures and Private Enterprise Investment
Government expenditure and private enterprise investment have fueled the growth in our target markets and we expect the continued availability of government expenditures and private investment for our customers to help fund purchases of our products and services. However, changes in the volume and relative mix of government expenditures and private investment, as well as in areas of spending growth, may impact our results of operations. In particular, our results can be affected by shifts in strategies and priorities on defense-related programs, commercial space exploration, and space infrastructure. Cost-cutting and efficiency initiatives, current and future budget restrictions, spending cuts, and other efforts to reduce government expenditures and private enterprise investment, as well as shifts in overall priorities, could cause our government and private enterprise customers to reduce or delay funding or invest appropriated funds on a less consistent basis or not at all, and demand for our solutions or services could diminish. Furthermore, any disruption in the functioning of government agencies, including as a result of government closures and shutdowns, could have a negative impact on our operations and cause us to lose revenue or incur additional costs due to, among other things, our inability to maintain access and schedules for government testing or deploy our staff to customer locations or facilities as a result of such disruptions.
There is also uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government actions to address budgetary constraints and caps on the discretionary budget for defense and non-defense departments and agencies. In addition, there is uncertainty around the ability of Congress to determine how to allocate the available budget authority and pass appropriations bills to fund both U.S. government departments and agencies that are, and those that are not, subject to the caps. Additionally, budget deficits and the growing U.S. national debt may increase pressure on the U.S. government to continue to reduce federal spending across all federal agencies, with uncertainty about the size and timing of those reductions. Furthermore, delays in the completion of future U.S. government budgets could delay procurement of the federal government services that we provide. A reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the U.S. government due to any of these impacts or related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations.
Backlog
Our total backlog is comprised of funded and unfunded backlog. Our funded backlog represents the portion of definitized contracts with customers that contain remaining performance obligations. Unfunded backlog includes contractual value that has yet to be funded, unexercised contract options and potential bookings under indefinite delivery/indefinite quantity (“IDIQ”) contracts. In order to effectively manage our resources and develop our financial budgets, we continuously monitor our backlog.
Our backlog may also include, as of any date of estimation, change orders that have been confirmed for any project, either in writing or verbally, or formally contracted. Change orders may increase or decrease the amount we ultimately bill for a particular project, causing us to realize more or less revenue from a project than was reflected in our backlog as of the date of estimation. Additionally, prior to categorizing a project as part of our backlog, we maintain a running list of projects that are in an advanced stage of active bidding and discussion, including potential change orders for current projects, but for which the customer has not yet confirmed the commercial terms, the value of the contract, and/or the scope of our work. These projects are tracked for project planning and budgeting of the business. Once the terms of these projects are further progressed in line with our backlog criteria, they are recorded in our funded backlog.
Backlog in all of our segments includes both single and multi-year awards. Fluctuations in backlog are driven primarily by the timing of large program wins. Total backlog as of December 31, 2025 was $265.6 million, of which $146.1 million was funded. We expect to convert approximately 76.5% of the total $146.1 million of funded backlog as of December 31, 2025 into revenue in 2026.
In addition, our backlog is subject to meaningful customer concentration risk. As of December 31, 2025, approximately 86.3% of the total dollar value of our funded backlog related to our top customer, the U.S. government. For purposes of evaluating our backlog, we consider all U.S. government entities to be one customer. Additionally, backlog that is originally funded through U.S. government efforts is considered to be U.S. government backlog even if the program is directly contracted through an intermediary.
In general, our customers have the right to cancel their contracts under termination for convenience clauses. If a customer cancels a contract before full performance of such contract, we may not receive the full revenue from such booking. Instead, we would recognize revenue under the contract on a cost basis with reasonable margin to the extent of the progress performed under such contract. In addition, our backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Some contracts comprising the backlog are for programs scheduled many years in the future and the economic viability of contractual counterparties is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period, or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of recognition of revenues, if any, on projects included in the backlog could change. We review these projects regularly and increase or decrease our backlog accordingly. The failure to realize some portion of our backlog could adversely affect our financial performance.
Project Revenue Mix and Impact on Margins
We may experience future variability in the profitability of our contracts and such variability may occur at levels and frequencies different from historical experience. Such variability in profitability may be due to strategic decisions, cost overruns, or other circumstances within or outside of our control. Accordingly, our historical experience with profitability of our contracts is not indicative or predictive of future experience.
Our financial success is based on our ability to deliver high quality products on a timely basis and at a cost-effective price for our customers. When agreeing to contractual terms, our management team makes assumptions and projections about future conditions and events. The accounting for our contracts and programs involves assumptions and estimates about these conditions and events. These projections and estimates assess:
•the productivity and availability of labor;
•the allocation of indirect costs to labor and material costs incurred;
•the complexity of the work to be performed;
•the cost and availability of materials and components; and
•schedule requirements.
If there is a significant change in one or more of these circumstances, estimates or assumptions, or if the risks under our contracts are not managed adequately, the profitability of contracts could be adversely affected. This could materially affect earnings and margins.
In particular, profitability can fluctuate depending on the type of contract award. Contracts with certain customers reflect firm fixed pricing structures. As a result, our gross profit is dependent on the efficient and effective execution of our contracts. Our ability to maximize gross profit may be impacted by, but not limited to, unanticipated cost overruns, disruptions in our supply chains, learning curve, and non-recurring engineering costs related to our contracts with customers. If our fixed-price development efforts create a larger portion of our revenue output, we may have a higher risk profile, which may result in reduced margins.
From time to time, we may strategically enter into contracts with low or negative margins relative to other contracts or that are at risk of cost overruns. This may occur due to strategic decisions built around positioning ourselves for future contracts or to enhance our product and service offerings. However, in some instances, loss contracts may occur from unforeseen cost overruns that are not recoverable from the customer. We establish loss reserves on contracts in which the cost estimate-at-completion (“EAC”) exceeds the estimated revenue. The loss reserves are recorded in the period in which a loss is determined. Our reference to adjustments to EAC in the context of describing our results of operations includes net changes during the period in our aggregate program contract values, EAC and other program estimates, and includes the impact of cost overruns and recognition of loss reserves.
Additionally, the timing of our cash flows is impacted by the timing of achievement of billable milestones on contracts. Historically, this has resulted and could continue to result in fluctuations in working capital levels and quarterly free cash flow. As a result of such quarterly fluctuations in free cash flow, we believe that quarter-to-quarter comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indicators of future performance.
Ability to Improve Profit Margins and Scale our Business
We intend to continue to invest in initiatives to improve our operating leverage and significantly ramp up production. We believe continued reductions in costs and increases in production volumes will cause the cost of production to decline and improve our profit margins. Our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, but not limited to, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply-chain quality issues or interruptions.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Voyager Technologies, Inc. and our consolidated subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). All intercompany amounts have been eliminated in consolidation.
Components of Results of Operations
Net Sales
Net sales in our consolidated statements of operations consist entirely of revenue from contracts with customers. Our sales are derived from a combination of cost plus contracts, firm fixed-price contracts, and time and materials contracts for both U.S. government and commercial and international deliverables. We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We recognize revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time. Our contracts can range from short-term periods of less than 12 months to multi-year obligations.
We generate net sales in our Defense and Space Technologies segment, which represented all of our net sales for the years ended December 31, 2025 and 2024, respectively, by providing leading technology capabilities that support marquee programs with expertise in defense systems, signals intelligence, communication technologies, guidance, navigation systems and control systems. Our portfolio offering includes advanced space technology systems, space infrastructure and space science.
The following tables set forth our net sales by contract type and customer for the periods indicated:

	Years Ended December 31,
Net sales by contract type (dollars in thousands)	2025	2024
Cost plus fee and time and materials	$106,872	$82,972
Firm fixed price	59,547	61,208
Total net sales	$166,419	$144,180

	Years Ended December 31,
Net sales by customer (dollars in thousands)	2025	2024
U.S. Government	$143,203	$121,025
Commercial and International	23,216	23,155
Total net sales	$166,419	$144,180
Starlab Space Stations does not and is not expected to generate revenue from customers in the near term. However, Starlab has received significant funding from NASA under our SAA. The Starlab program is partially funded through government grants. These grants are not considered revenue. We expect to continue to receive funding from NASA in the near term and before we begin to generate revenue.

Cost of Sales
Cost of sales represent the costs required to fulfill performance obligations on a direct or indirect basis. Our cost of sales are primarily driven by labor, materials, and subcontractors necessary to fulfill our contractual obligations along with program application indirect costs.
Selling, General, and Administrative
Selling, general, and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources and administrative personnel, as well as the costs of customer service, information technology, risk management and related insurance, travel, allocated overhead and other marketing, communications and administrative expenses. We also expect to further invest in our corporate infrastructure and incur additional expenses associated with operating as a public company, including increased legal and accounting costs, investor relations and compliance costs. As a result, we expect that selling, general and administrative expenses will continue to increase in absolute dollars in future periods but decline as a percentage of total revenue over time. In addition, as a public company, we anticipate that we will continue to incur significant additional annual expenses including, among other things, additional directors’ and officers’ liability insurance, costs to administer a public company stock compensation plan, director fees, costs to comply with reporting requirements of the SEC, transfer agent fees, costs for additional accounting, legal and administrative personnel, increased auditing, tax and legal fees, stock exchange listing fees, additional stock-based compensation expense and similar expenses.
Research and Development
Research and development costs are expensed as incurred. Research and development costs include employee compensation, contractor fees, materials and supplies, software and facility costs. For the years ended December 31, 2025 and 2024, gross research and development costs were $19.0 million and $13.0 million, respectively.
Government Grants
We recognize government assistance when there is reasonable assurance that we will comply with the conditions of the assistance and that the assistance will be received.
NASA established the LEO Development program, or the SAA to help facilitate two objectives:
•Develop a robust commercial space economy in LEO, including supporting the development of commercially owned and operated LEO destinations from which various customers, including private entities, public institutions and NASA and foreign governments can purchase services; and
•Stimulate the growth of commercial activities in LEO.
On December 1, 2021, Nanoracks LLC, a subsidiary of Voyager, entered into an agreement under the SAA with NASA (the “Nanoracks Agreement”), pertaining to the LEO Development program, to design, build and maintain a commercial space station, known as “Starlab”. The Nanoracks Agreement and its subsequent amendments signed through 2023 provides $217.5 million in funding for the design and manufacture of Starlab, which is earned upon completion of defined milestones. Once a milestone is earned, we are under no further obligation to continue work on Starlab. Milestone payments are expected to be earned through April 2026. As of December 31, 2025 and 2024, we have cumulatively earned $187.2 million and $127.2 million, respectively. As of December 31, 2025, $183.2 million of milestones earned were received in cash and all milestones earned as of December 31, 2024 were received in cash.
When the government grant assistance is related to an asset, the assistance will be deducted from the carrying value of the asset. When the government grant assistance is related to costs incurred, the assistance is deducted from the related expense. The following table sets forth the government grant assistance offset against research and development and construction in progress for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Government grant assistance offset against research and development	$6,225	$5,420
Government grant assistance offset against construction in progress	$54,000	$54,930
Amortization of Acquired Intangibles
Amortization of acquired intangibles includes amortization of intangibles acquired in acquisitions. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 7. Goodwill and Intangible Assets” in this Annual Report for further details.
Finance and Interest Expense, net
Finance and interest expense, net consists primarily of finance gains and charges on debt extinguishments and issuances, along with interest expense incurred on debt.
Other Income, net
Other income, net consists primarily of interest income on our cash and cash equivalents along with gain (loss) on foreign exchange relates to currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar.
Income Tax (Benefit) Expense
See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies–Income Taxes” in this Annual Report for further details.
Results of Operations
The following table sets forth our results of operations for the periods indicated:

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$166,419	$144,180	$22,239	15.4%
Cost of sales	136,544	109,265	27,279	25.0%
Selling, general, and administrative	117,085	62,570	54,515	87.1%
Research and development	12,753	7,611	5,142	67.6%
Impairment losses	—	3,594	(3,594)	*
Amortization of acquired intangibles	8,535	9,582	(1,047)	(10.9)%
Loss from operations	$(108,498)	$(48,442)	$(60,056)	124.0%
Other income (expense):
Change in fair value of embedded derivatives	$—	$387	$(387)	*
Loss on debt extinguishment	(7,804)	(9,392)	1,588	(16.9)%
Finance and interest expense, net	(6,821)	(12,016)	5,195	(43.2)%
Other income, net	10,351	2,127	8,224	*
Loss before income taxes	(112,772)	(67,336)	(45,436)	67.5%
Income tax benefit	(440)	(1,708)	1,268	(74.2)%
Net loss	(112,332)	(65,628)	(46,704)	71.2%
Net loss attributable to noncontrolling interests	(7,518)	(3,556)	(3,962)	111.4%
Net loss attributable to Voyager Technologies, Inc.	$(104,814)	$(62,072)	$(42,742)	68.9%

__________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0.

Net Sales

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$166,419	$144,180	$22,239	15.4%
The increase in net sales for the year ended December 31, 2025, compared to the year ended December 31, 2024 was primarily due to the increase in sales in the Defense and Space Technologies segment for U.S. government projects of $22.2 million compared to prior year period, driven by the significant increase in U.S. government revenue volume. For a further discussion of the drivers behind the change in revenues, see Part II, Item 7, “Results by Segment.”
Cost of Sales

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Cost of sales	$136,544	$109,265	$27,279	25.0%
The increase in costs of sales was primarily due to the increase in sales volumes and program input costs in the Defense and Space Technologies segment resulting in cost growth of $27.3 million for the year ended December 31, 2025, compared to the year ended December 31, 2024.
Selling, General, and Administrative

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Selling, general, and administrative	$117,085	$62,570	$54,515	87.1%
The increase in selling, general, and administrative costs was primarily due to a $45.2 million increase in corporate expenses and an $8.2 million increase in Starlab’s expenses due to the continued growth of Starlab operations, fundraising, and personnel. The corporate cost increase was driven by a $15.2 million increase in stock-based compensation costs mostly associated with our initial public offering during the year ended December 31, 2025, along with the increase in employee compensation expense associated with internal commissions for fundraising efforts, salaries, accounting, IT, marketing and legal expense increases during the year ended December 31, 2025. Additionally, there was a $6.0 million fair value recovery during the year ended December 31, 2024 that did not occur during the same period in 2025.
Research and Development

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Research and development	$12,753	$7,611	$5,142	67.6%
The increase in research and development was primarily due to the increase in Defense and Space Technologies segment research and development efforts of $5.7 million during the year ended December 31, 2025 compared to the year ended December 31, 2024.

Impairment Losses

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Impairment losses	$—	$3,594	$(3,594)	*
We experienced no impairment losses during the year ended December 31, 2025, as compared to the $3.6 million loss during the year ended December 31, 2024, which related to the full impairment of our investment in Atomos.
Amortization of Acquired Intangibles

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Amortization of acquired intangibles	$8,535	$9,582	$(1,047)	(10.9)%
The decrease in amortization of acquired intangibles during the year ended December 31, 2025 was primarily driven by amortization completion on intangibles from previous acquisitions that occurred during the year ended December 31, 2024.
Finance and Interest Expense, net

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Finance and interest expense, net	$(6,821)	$(12,016)	$5,195	(43.2)%
The decrease in finance and interest expense, net was driven primarily by lower interest expenses associated with our Term Loan extinguishment during the year ended December 31, 2025, as compared to the year ended December 31, 2024.
Loss on Debt Extinguishment

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Loss on debt extinguishment	$(7,804)	$(9,392)	$1,588	(16.9)%
The decrease in loss on debt extinguishments was driven by extinguishments of our Term Loan and Convertible Debt during the year ended December 31, 2025, in comparison with the losses incurred related to debt extinguishment costs during the year ended December 31, 2024, which were larger in magnitude.
Change in Fair Value of Embedded Derivatives

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Change in fair value of embedded derivatives	$—	$387	$(387)	*
The decrease related to extinguishment of embedded derivatives in the year ended December 31, 2025 that were active in the year ended December 31, 2024.

Other Income, net

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Other income, net	$10,351	$2,127	$8,224	*
The increase in other income, net was associated with increased interest income of $9.7 million associated with increased cash holdings during the year ended December 31, 2025, as compared to the year ended December 31, 2024.
Income Tax Benefit

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Income tax benefit	$(440)	$(1,708)	$1,268	(74.2)%
The decrease in income tax benefit was associated with an increase in deferred tax liabilities not able to support the realization of deferred tax assets during the year ended December 31, 2025, as compared to the year ended December 31, 2024.
Results by Segment
Our Chief Operating Decision Maker (“CODM”) measures the performance of our reportable segments based on net sales and Adjusted EBITDA. Our operating and reportable segments are: Defense and Space Technologies and Starlab Space Stations. During the second quarter of 2025, the Adjusted EBITDA metric was modified to remove non-cash services as an add back, and prior periods have been recast to present Adjusted EBITDA to align with the new composition of the metric. These costs were historically only prevalent within the Starlab Space Stations segment and at the Corporate level.
See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 17. Segment Reporting” included elsewhere in this Annual Report.

	Years Ended December 31,
(dollars in thousands)	2025	2024
Net Sales:
Defense and Space Technologies	$169,658	$151,224
Starlab Space Stations	—	—
Total Net Sales, reportable segments	169,658	151,224
Intersegment eliminations	(3,239)	(7,044)
Total Net Sales	$166,419	$144,180

Adjusted EBITDA:
Defense and Space Technologies	$(5,328)	$4,900
Starlab Space Stations	(18,724)	(14,065)
Total Adjusted EBITDA, reportable segments	(24,052)	(9,165)
Intersegment eliminations	—	67
Corporate and other expenses	$(45,887)	$(20,886)

Defense and Space Technologies
The following table provides selected financial information for the Defense and Space Technologies segment:

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$169,658	$151,224	$18,434	12.2%

Adjusted EBITDA	$(5,328)	$4,900	$(10,228)	*
Adjusted EBITDA margin percentage	(3.1)%	3.2%

__________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0.
The increase in net sales during the year ended December 31, 2025 was driven primarily by a $22.2 million increase in U.S. government revenue compared to the year ended December 31, 2024, partially offset by a $3.6 million decrease in commercial net sales due to lower commercial program volumes and program completion during the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase in net sales was derived from program expansion, sales volume increases on existing programs and revenues derived from significant program material purchases during the year ended December 31, 2025. The decrease in Adjusted EBITDA during the year ended December 31, 2025 was primarily driven by the increase of $5.9 million research and development expenses related to increased investment in product development, compared to the year ended December 31, 2024. The remaining $4.3 million decrease in Adjusted EBITDA during the year ended December 31, 2025 relates primarily to lower program contributions, compared to the year ended December 31, 2024.
Starlab Space Stations
The following table provides selected financial information for the Starlab Space Stations segment:

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year	%
Net sales	$—	$—	$—	—%

Adjusted EBITDA	$(18,724)	$(14,065)	$(4,659)	33.1%
Adjusted EBITDA margin percentage	*	*

__________________
*% Change not meaningful; non-meaningful changes are defined as greater than absolute value of 200% change or a change from 0.
The decrease in Adjusted EBITDA during the year ended December 31, 2025 was driven primarily by an $8.2 million increase in Starlab’s expenses due to the continued growth of Starlab operations, fundraising and administrative expenses, offset by a decrease in research and development expenses of $3.5 million in the year ended December 31, 2025, as compared to the year ended December 31, 2024.
Intersegment Eliminations
Intersegment eliminations are related to projects between our segments, including the construction of our Starlab program. Intersegment eliminations decreased to $3.2 million for the year ended December 31, 2025, compared to $7.0 million for the year ended December 31, 2024. The decrease in intersegment eliminations was related to a decrease in Starlab driven programs.
Key Performance Indicators and Non-GAAP Financial Measures
In assessing the performance of our business, in addition to considering a variety of measures in accordance with GAAP, our management team also monitors key operational metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends, formulating financial projects and making strategic decisions.

We believe that these operational metrics and non-GAAP financial measures provide useful information to users of our financial statements in understanding and evaluating our results of operations in the same manner as our management team. The presentation of operational metrics and non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The following table sets forth our key performance indicators, which are further discussed below:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Funded backlog(1)
Defense and Space Technologies	$140,102	$101,733
Starlab Space Stations	6,003	—
Total funded backlog	146,105	101,733
Unfunded backlog(2)	119,485	98,349
Total backlog	$265,590	$200,082

__________________
(1)Funded backlog is comprised of projects for which we have received a written contract or purchase order, either executed or awaiting execution, excluding any unfunded contract options. Our backlog may also include, as of any date of estimation, change orders for any project that have been confirmed, either in writing or verbally, or formally contracted.
(2)Unfunded backlog represents unfunded contract value remaining on contracts, customer options for future products or services that have not yet been exercised and potential bookings under IDIQ contracts. As of December 31, 2025, unfunded backlog was primarily comprised of customer options for future products or services that have not yet been exercised in the Defense and Space Technologies segment.

	Years Ended December 31,
(dollars in thousands)	2025	2024
Net sales	$166,419	$144,180
Gross profit	$29,875	$34,915
Net loss attributable to Voyager Technologies, Inc.	$(104,814)	$(62,072)
Adjusted EBITDA(1)	$(69,939)	$(29,983)
Adjusted net loss per share(2)	$(2.05)	$(5.72)
Net cash used in operating activities	$(60,943)	$(25,502)
Free cash flow(3)	$(155,216)	$(53,275)
__________________
(1)See “Non-GAAP Financial Measures” below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to Voyager Technologies, Inc., the most directly comparable GAAP measure to Adjusted EBITDA.
(2)See “Non-GAAP Financial Measures” below for a reconciliation of Adjusted net loss attributable to common shareholders and Adjusted net loss per common share.
(3)See “Non-GAAP Financial Measures” below for a discussion of free cash flow and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure to free cash flow.

Non-GAAP Financial Measures
Non-GAAP financial measures are not calculated or presented in accordance with GAAP and other companies in our industry may calculate them differently than we do. As a result, non-GAAP financial measures have limitations as analytical and comparative tools and you should not consider them in isolation, or as a substitute, for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted EBITDA, adjusted loss per share and free cash flow, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA, adjusted loss per share and free cash flow should not be construed as an inference that our future results will be unaffected by unusual items. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, adjusted loss per share and free cash flow supplementally.
Adjusted EBITDA
We consider Adjusted EBITDA to be a useful, supplemental, measure of our operating performance. We use Adjusted EBITDA to supplement GAAP measures in evaluating the performance of our business and the effectiveness of our strategies, to make budgeting decisions, make certain compensation decisions, and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures.
In addition, we believe Adjusted EBITDA provides a useful measure for period-to-period comparisons of our business, as it removes the impact of our capital structure and other items not indicative of our core operating performance from operating results.
We define EBITDA as net loss attributable to Voyager Technologies, Inc. plus (less) finance and interest expense, provision for income tax (benefit) expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation, business acquisition costs, restructuring charges, impairment losses, net (loss) income attributable to noncontrolling interests, and other items we do not believe are indicative of our core operating performance, including incremental organizational costs attributable to our initial public offering, changes in the fair value of earnout liabilities, and foreign exchange gain/loss. The reconciliation between EBITDA, Adjusted EBITDA, and net loss attributable to Voyager Technologies, Inc. (the most comparable GAAP measure) is shown below:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Net loss attributable to Voyager Technologies, Inc.	$(104,814)	$(62,072)
Finance and interest expense, net	6,821	12,016
Depreciation and amortization	13,415	13,595
Income tax benefit	(440)	(1,708)
EBITDA	$(85,018)	$(38,169)
Stock-based compensation	18,917	3,761
Business acquisition costs(1)	3,372	282
Restructuring(2)	2,054	2,295
Impairment losses	—	3,594
Net (loss) income attributable to noncontrolling interests	(7,518)	(3,556)
Interest income	(11,590)	(1,875)
Other(3)	9,844	3,685
Adjusted EBITDA	$(69,939)	$(29,983)

__________________
(1)Business acquisition costs include legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.
(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period. Other also contains debt extinguishment costs of $7.8 million and $9.4 million for the years ended December 31, 2025 and 2024, respectively.

Adjusted net loss attributable to common shareholders and Adjusted net loss per common share
We consider adjusted net loss attributable to common shareholders and adjusted net loss per common share to be useful, supplemental measures of our operations on a consolidated basis and on a per share basis adjusting for items that are considered either non-operational, significant infrequent expenses, or sources of income that are not recurring to the business on a frequent basis. We define adjusted net loss attributable to common shareholders as the net income or loss attributable to common shareholders adjusted for stock-based compensation, business acquisition costs, restructuring, impairment losses, deferred income tax expense and other items mainly related to financing expenses and other individually immaterial items. We define adjusted net loss per common share as adjusted net loss attributable to common shareholders divided by our diluted basis number of weighted-average shares outstanding during the period. Since the adjustments made for presentational purposes do not impact the tax basis, the adjustments have been presented on a tax free basis.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2025	2024
Net loss attributed to common shareholders	$(116,072)	$(83,888)
Stock-based compensation	18,917	3,761
Business acquisition costs(1)	3,372	282
Restructuring(2)	2,054	2,295
Impairment losses	—	3,594
Deferred income tax expense	(478)	(2,614)
Other(3)	9,844	3,685
Adjusted net loss attributable to common shareholders	(82,363)	(72,885)
Adjusted net loss per common share	$(2.05)	$(5.72)

__________________
(1)Business acquisition costs include legal costs and incremental transaction costs associated with an acquisition.
(2)Restructuring includes costs for retention and severance payments related to management’s decision to undertake certain actions to realign our cost structure through workforce reductions and the closure of certain facilities, businesses and product lines.
(3)Other includes capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, changes in fair value of earn out liabilities, and foreign exchange gain/loss that are all individually insignificant for the period. Other also contains debt extinguishment costs of $7.8 million and $9.4 million for the years ended December 31, 2025 and 2024, respectively.
Free Cash Flow
We consider free cash flow to be a useful, supplemental measure of our ability to generate cash on a normalized basis. We use free cash flow to supplement GAAP measures in evaluating our flexibility to allocate capital and pursue opportunities that may enhance shareholder value and the effectiveness of our strategies, to make budgeting decisions and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures.
We believe that while expenditures and dispositions of property and equipment will fluctuate on a period-to-period basis, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness in that it does not represent residual cash flows available for discretionary expenditures due to the fact the measure does not deduct the payments required for debt service and other contractual obligations or payments.
We define free cash flow as the sum of our cash used in operating activities less our net capital expenditures. The net capital expenditures are defined as the gross capital expenditures for the purchase of property and equipment less the grant funding we received in order to make such purchases. Based on the nature of government grants for purposes of funding capital expenditures on our Starlab program or other government funded capital expenditure programs, these grants are pass through for purposes of making capital expenditures as they are directly used to source funding on capital expenditures. Our calculation of free cash flow may not be comparable to the calculation of similarly titled measures reported by other companies. The reconciliation between free cash flow and net cash used in operating activities (the most comparable GAAP measure) is shown below:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Cash used in operating activities	$(60,943)	$(25,502)
Purchases of property and equipment	(144,673)	(82,703)
Grant funding for property and equipment	50,400	54,930
Free cash flow	$(155,216)	$(53,275)
The reconciliation between total Voyager capital expenditures, Starlab Space Stations capital expenditures and capital expenditures excluding Starlab for the periods presented is shown below:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Total Voyager capital expenditures	$144,674	$82,703
Less: Starlab Space Stations capital expenditures	137,505	79,381
Capital expenditures excluding Starlab Space Stations	$7,169	$3,322
Innovation Spend
We are focused on delivering innovative solutions to the defense, national security, and space end markets, and research and development is at the core of our business. We believe innovation spend and innovation spend excluding Starlab provide our management and investors useful measures of our aggregate spend on research and development type activities in support of our customers’ needs and our future growth. However, innovation spend is an operating metric, not a financial measure calculated or presented in accordance with GAAP, and companies in our industry may calculate innovation spend or similar operating metrics differently than we do. We define innovation spend as research and development costs associated with the Internal Revenue Service (“IRS”) Section 174 categorization, as well as spend on designated development programs. Development programs are defined as initiatives that, when developed, will expand our product offerings under a customer funded arrangement. Innovation spend is comprised of various costs recognized in cost of sales and research and development costs within our consolidated statements of operations, as well as certain costs capitalized within property and equipment, net on our consolidated balance sheets. We define innovation spend excluding Starlab as innovation spend, minus the portion of innovation spend attributable to Starlab Space Stations. The table below sets forth the components of our innovation spend and innovation spend excluding Starlab for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Capitalized research and development under section 174	$165,672	$105,206
Development program innovation spend(1)	23,215	22,024
Innovation spend	188,887	127,230
Less: Starlab Space Stations innovation spend	153,354	101,678
Innovation spend excluding Starlab Space Stations	$35,533	$25,552
Innovation spend as a percentage of net sales	113.5%	88.2%
Innovation spend excluding Starlab Space Stations as a percentage of net sales	21.4%	17.7%

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(1)Development program innovation spend represents program spend on designated innovation programs within the business that is necessary for fulfillment of performance obligations on revenue generating programs.
Liquidity and Capital Resources
As of December 31, 2025 and 2024, we had cash and cash equivalents of approximately $491.3 million and $55.9 million, respectively, which primarily consisted of proceeds from our 2030 Convertible Notes, demand deposits, and money market mutual funds substantially all held within U.S. bank accounts. As of December 31, 2025, we also have $220.0 million in undrawn revolver capacity, which brings our available liquidity to $704.7 million. We currently expect that our principal sources of funding will include our cash from operations, current cash balances and ability to draw on our Credit Facility. We are focused on maintaining flexibility in the future evolution of our capital structure and seeking to access the lowest cost of capital while also remaining opportunistic as organic and external opportunities arise. Targeted external growth opportunities would be funded primarily with a mix of equity, cash, and debt. In addition to NASA funding, we expect to consider all financing options for Starlab, including funding through a combination of customer prebuys, the largest examples being other international space agencies, where prospective customers pay us in advance for usage of Starlab, as well as capital markets financing, including equity and project-based financing.
Since inception, we have incurred cumulative losses from operations and had an accumulated deficit of $385.9 million and $281.1 million on December 31, 2025 and 2024, respectively. We will need to raise additional funds to meet our long-term strategic plans, and management believes it will be able to obtain additional financing to fund its operations. However, there can be no assurance that we will be successful in achieving our strategic plans, that our cash balance and future capital raises will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. Management’s plans include, but are not limited to, generating revenue from engineering services and product sales to customers and seeking external sources of liquidity via a mix of equity and debt.
On June 12, 2025, we completed our initial public offering (“IPO”) of an aggregate of 14,200,645 shares of our Class A common stock, par value $0.0001 (“Class A common stock”), which includes the exercise in full by the underwriters of their option to purchase an additional 1,852,258 shares of Class A common stock, at a public offering price of $31.00 per share. We received aggregate proceeds of $409.4 million, net of underwriting discounts.
On November 12, 2025 and November 30, 2025, we issued $435.0 million and $25.0 million, respectively, in aggregate principal amount of 0.75% Convertible Senior Notes due 2030 (the “2030 Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The total net proceeds from the offering, after deducting debt issuance costs, was $447.3 million without taking into account the Capped Call Transactions and Prepaid Forward Transaction. The 2030 Convertible Notes accrue interest at a rate of 0.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026.
Our primary operating cash requirements include the payment of compensation and related costs, financing acquisitions, ongoing investment in Starlab and costs for our facilities and information technology infrastructure. As of December 31, 2025, we believe our existing cash and cash equivalents and cash from operations will be sufficient to meet our working capital and capital expenditure needs over the next twelve months.
We expect our cost of sales, operating expenses, and capital expenditures to increase in connection with our ongoing activities, particularly as we grow with our customers and win new business, expand our portfolio offering with new technologies, and continue to develop the next generation of space infrastructure.
Specifically, our costs, operating expenses and capital expenditures will increase as we:
•grow our revenue base;
•scale up our manufacturing processes and capabilities;
•maintain, expand and protect our intellectual property portfolio; and
•hire additional personnel in management to support the expansion of our operational, financial, information technology, and other areas to support our operations as a public company.
Although we believe that our current capital is adequate to sustain our operations for a period of time, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.

Summary of Cash Flows
The following table presents the major components of our cash used in operating activities, cash used in investing activities and cash provided by financing activities for the periods presented:

	Years Ended December 31,		Change
(dollars in thousands)	2025	2024	Year over Year
Cash used in operating activities	$(60,943)	$(25,502)	$(35,441)
Cash used in investing activities	(261,607)	(27,773)	(233,834)
Cash provided by financing activities	757,823	78,957	678,866
Effect of foreign exchange on cash and cash equivalents	126	(31)	157
Net increase in cash, cash equivalents, and restricted cash	$435,399	$25,651	$409,748
Operating Activities
Cash flows from operating activities can vary significantly from period to period as a result of our working capital requirements, given our portfolio of programs and the timing of milestone receipts and payments with customer and suppliers in the ordinary course of business. Investment in working capital is also necessary to build our business and manage supplier activities within program arrangements. We expect working capital balances to continue to vary from period to period. We efficiently fund our working capital requirements with financing activities.
The increase in cash used in operating activities for the year ended December 31, 2025 compared to 2024 was driven by a $19.8 million decrease from working capital, primarily related to increases in prepaid expenses and reductions from contract liabilities related to more work performed on programs during the year ended December 31, 2025, than cash milestones collected on programs.
Investing Activities
The primary driver for the increase in cash used in investing activities for the year ended December 31, 2025 compared to 2024 relates to cash used for acquisitions of $151.8 million, cash used to purchase property and equipment of $144.7 million and cash used for investments of $15.5 million, offset by the $4.5 million decrease in government grant funding received.
Financing Activities
The increase in cash provided by financing activities for the year ended December 31, 2025 compared to 2024 was driven by proceeds from our 2030 Convertible Notes of $446.8 million, our IPO cash raised, net of underwriting and commissions of $409.4 million and the $81.7 million sale of noncontrolling interest. These increases were partially offset by the repayment of our 2024 Term Loan of $64.4 million and repayment of our Preferred B dividends of $27.6 million during the year ended December 31, 2025.

Outstanding Indebtedness
The following table summarizes our long-term debt:

	Years Ended December 31,
(dollars in thousands)	2025	2024
Term Loan	$—	$65,972
2024 Convertible Notes	—	10,274
2030 Convertible Notes	460,000	—
Credit Facility	—	—
Starlab Credit Facility	—	—
SMI Promissory Note	—	24,593
Less: debt issuance costs	(12,366)	(11,820)
Net carrying amount	447,634	89,019
Less: current portion	—	665
Total long-term debt, net	$447,634	$88,354
Credit Facility
On May 30, 2025, we entered into a new senior secured revolving credit facility (the “Credit Facility”) with a syndicate of lenders, led by JP Morgan Chase Bank, N.A., providing for aggregate commitments of $200.0 million. The Credit Facility is being used for working capital and other general corporate purposes. The Credit Facility has an initial maturity of four years from the closing date and includes an uncommitted accordion feature that permits us, subject to certain conditions, to request an increase in the aggregate commitments by up to an additional $150.0 million, for a total potential facility size of $350.0 million. Borrowings under the Credit Facility bear interest at a variable rate based on Adjusted Term SOFR plus an applicable margin. The applicable margin for borrowings ranges from 2.25% to 2.75%, depending on our consolidated liquidity levels, as defined in the agreement. In addition, we are required to pay an undrawn commitment fee ranging from 0.25% to 0.30% on the unused portion of the Credit Facility, also based on liquidity levels. The Credit Facility contains customary covenants, representations and warranties, and events of default, including, among others, restrictions on the incurrence of additional indebtedness, the creation of liens, certain fundamental changes, and certain restricted payments. Covenants include financial covenants, such as a minimum liquidity amount as of the last day of each fiscal quarter and minimum consolidated revenue amounts over a trailing four quarter period. The obligations under the Credit Facility are secured by substantially all of Voyager and our domestic subsidiaries’ assets, with the exception of Starlab, subject to certain customary exceptions. During the year ended December 31, 2025, we used the Credit Facility to draw down $64.5 million and repay our outstanding Term Loan commitment. The withdrawn funds were repaid the same day to the Credit Facility.
2030 Convertible Notes
On November 12, 2025 and November 30, 2025, we issued $435.0 million and $25.0 million, respectively, in aggregate principal amount of 0.75% Convertible Senior Notes due 2030 (the “2030 Convertible Notes”), which will mature on November 15, 2030, unless earlier repurchased, redeemed or converted. The initial conversion rate is 32.2799 shares of Class A common stock per $1,000 principal amount of 2030 Convertible Notes, which represents an initial conversion price of approximately $30.98 per share of Class A common stock.
As of December 31, 2025, the principal outstanding is $460.0 million. Debt discount and issuance costs related to the 2030 Convertible notes totaled $12.7 million for the year ended December 31, 2025 and are amortized to interest expense, included within other income (expense), net on our consolidated statements of operations over the contractual term of the notes. For the year ended December 31, 2025, there was $0.3 million in amortization of debt discount and issuance costs. The 2030 Convertible Notes accrue interest at a rate of 0.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026. Interest expense associated with the 2030 Convertible Notes was $0.5 million for the year ended December 31, 2025.

Capped Call Transactions
In connection with the pricing of the 2030 Convertible Notes, we entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the initial purchasers in the offering of the 2030 Convertible Notes or their affiliates and certain other financial institutions. Pursuant to the Capped Call Transactions, we used approximately $66.7 million of the net proceeds from the offering of the 2030 Convertible Notes to fund the Capped Call Transactions. The Capped Call Transactions cover, subject to customary adjustments, the number of shares of Class A common stock initially underlying the 2030 Convertible Notes.
The Capped Call Transactions are expected generally to reduce the potential dilution to holders of our Class A common stock upon any conversion of the 2030 Convertible Notes and/or offset any potential cash payments we are required to make in excess of the principal amount of 2030 Convertible Notes upon conversion of the 2030 Convertible Notes in the event that the market price per share of the Class A common stock is greater than the strike price of the Capped Call Transactions, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions was $59.58 per share, which represented a premium of approximately 150.0% over the last reported sale price of the Class A common stock on November 6, 2025, and is subject to certain adjustments under the terms of the Capped Call Transactions.
The Capped Call Transactions are separate transactions we have entered into and are not part of the terms of the 2030 Convertible Notes and will not change any Noteholders’ rights under the 2030 Convertible Notes.
The Capped Call Transactions meet the criteria for classification in equity, are not remeasured each reporting period, and are included as a reduction to additional paid-in-capital within stockholders’ equity.
Prepaid Forward Transaction
On November 6, 2025, in connection with the pricing of the 2030 Convertible Notes, we entered into a prepaid forward stock purchase transaction (the “Prepaid Forward Transaction”) with one of the initial purchasers or its affiliates (the “Forward Counterparty”) of the 2030 Convertible Notes. Pursuant to the Prepaid Forward Transaction, we used approximately $131.1 million of the net proceeds from the offering of the 2030 Convertible Notes to fund the Prepaid Forward Transaction. The initial aggregate number of shares of our Class A common stock underlying the Prepaid Forward Transaction is 5,503,464 shares. If we pay a cash dividend on our Class A common stock, then the Forward Counterparty is required to pay an equivalent amount to us. The maturity date for the Prepaid Forward Transaction is scheduled to be the maturity date of the 2030 Convertible Notes, subject to early settlement. Upon settlement of the Prepaid Forward Transaction, at maturity or upon any early settlement, the Forward Counterparty will deliver to us the number of shares of Class A common stock underlying the Prepaid Forward Transaction or the portion thereof being settled early. The Prepaid Forward Transaction has been accounted for as a reduction to additional paid-in capital, and will be considered treasury stock upon physical settlement. The shares purchased under the Prepaid Forward are treated as a reduction in Additional paid-in capital and are not outstanding for purposes of the calculation of basic and diluted earnings per share.
The Prepaid Forward Transaction is a separate transaction we entered into and is not a part of the terms of the 2030 Convertible Notes and will not change any Noteholders’ rights under the 2030 Convertible Notes.
As of December 31, 2025, no shares were delivered to us in connection with the Prepaid Forward.
Treasury Stock Repurchase
On November 12, 2025, we used approximately $27.7 million of the net proceeds of the offering of the 2030 Convertible Notes to repurchase 1,163,000 shares of Class A common stock. The purchase price of the treasury stock is $23.83 per share. Treasury stock repurchases aren’t included in the weighted-average shares outstanding calculation because they are considered shares issued but not outstanding.
Starlab Credit Facility
On December 18, 2025, our Joint Venture, Starlab Space LLC, entered into a credit agreement in the form of a revolving credit facility (the “Starlab Credit Facility”) with a syndicate of lenders, led by Texas Capital Bank

(“TCB”), providing for aggregate commitments of up to $20.0 million. The percentage of the credit facility will be based on the amount of preferred equity raised. The Starlab Credit Facility has an initial maturity of three years from the closing date or upon denial of a NASA contract. Borrowings under the Starlab Credit Facility bear interest based on the Secured Overnight Financing Rate (“SOFR”) rate plus basis points ranging depending on total liquidity. In addition, we are required to pay an undrawn commitment fee ranging from 0.25% to 0.50% on the unused portion of the Starlab Credit Facility, also based on liquidity levels. As of December 31, 2025, we had no drawn amounts on the Starlab Credit Facility. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 11. Debt”, for additional information.
Off-Balance Sheet Arrangements
As of December 31, 2025, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Commitments
We enter into contractual obligations in the normal course of business.
Operating Lease Commitments
Our operating lease commitments primarily consist of office lease rentals. As of December 31, 2025, we had fixed lease payment obligations of $28.2 million, with $6.3 million to be paid within 12 months and the remainder thereafter. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 9. Leases” for additional discussion on our operating leases.
Non-Cancellable Service Contract Commitments
We have a commitment for future launch services. As of December 31, 2025, we would owe $13.5 million to cancel the services. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 21. Commitments and Contingencies” for additional discussion.
We have a commitment for various services to assist in payload and launch analyses for the Starlab program. As of December 31, 2025, we have a commitment through 2027, totaling $5.0 million. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 21. Commitments and Contingencies” for additional discussion.
We have a commitment for subscription-based services. As of December 31, 2025, we have a commitment through 2028, totaling $1.5 million that is payable in the form of our equity. See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 21. Commitments and Contingencies” for additional discussion.
Critical Accounting Policies and Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. For a summary of our significant accounting policies, see Part II, Item 8, “Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies” in this Annual Report. On an ongoing basis, management evaluates its estimates, including those related to the valuation of acquired intangibles, intangibles, long-lived assets, redeemable noncontrolling interests, realization of tax assets and estimates of tax liabilities, valuation of equity securities and financial instruments, estimated useful lives of long-lived assets, and reported amounts of revenues and expenses during the reporting period.
We consider the following accounting policies to be critical to an understanding of our financial condition and results of operations because these policies require the most difficult, subjective or complex judgments on the part of management in their application. Actual results could differ from our estimates and assumptions, and any such differences could be material to our Consolidated Financial Statements.

Revenue Recognition
We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We recognize revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time.
Once we identify the performance obligations, we determine the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. Our contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.
Control is transferred over time for: (a) certain contracts under which we produce products with no alternative use, and for which we have an enforceable right to recover costs incurred plus a reasonable profit margin for work completed to date; and (b) certain other contracts under which we create or enhance a customer-owned asset while performing design and development services. Under the cost-to-cost method, revenue is recognized for these contracts based on our efforts toward satisfying a performance obligation relative to the total expected efforts, which is measured using the proportion of costs incurred to date to the total cost EAC of the performance obligation. Revenue for the current period is recorded at an amount equal to (i) the ratio of costs incurred to date, (ii) divided by total estimated costs, multiplied by (iii) the transaction price, less (iv) cumulative revenue recognized in prior periods. Contract costs include all direct material and labor costs and any indirect costs related to contract performance.
These projections require us to make numerous assumptions and estimates when determining the total estimated costs of completion, including items such as development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead and capital costs. We review our cost estimates on a periodic basis, or when circumstances change and warrant a modification to a previous estimate. Cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends, and other economic projections. For the year ended December 31, 2025, we recorded an aggregate unfavorable EAC adjustment across programs of $11.1 million, resulting in a $5.1 million reduction of revenue included within the results of operations for the year ended December 31, 2025. For the year ended December 31, 2024, we recorded an aggregate unfavorable EAC adjustment across programs of $5.2 million resulting in a $2.2 million reduction of revenue included within the results of operations for the year ended December 31, 2024. The adjustments in both years presented were the result of an aggregation of individually immaterial EAC adjustments on contracts.
For the years ended December 31, 2025 and 2024, there were no material favorable EAC adjustments, neither individually nor in the aggregate.
When estimates of total costs to be incurred on a contract exceed total estimates of the transaction price, a provision for the entire loss is determined at the contract level and is recorded in the period in which the loss is evident, which we refer to as a loss provision. For the years ended December 31, 2025 and 2024 there were no material loss provisions recorded, neither individually nor in the aggregate.
Net sales in our statements of operations consists entirely of revenue from contracts with customers, net of sales discounts.
Business Combinations
Business combinations are accounted for using the acquisition method. We allocate the purchase price of acquired entities to the underlying tangible and identifiable intangible assets acquired, liabilities assumed, and any noncontrolling interests assumed based on their respective estimated fair values. The excess purchase price over the fair value of identifiable net assets and intangibles acquired is recorded as goodwill. Buyer acquisition-related expenses incurred in connection with business combinations, other than expenses associated with the issuance of debt or equity securities, are excluded from the purchase consideration in accordance with ASC 805, Business

Combinations. These costs are expensed as incurred and recognized in selling, general, and administrative expense on our consolidated statements of operations.
For contingent consideration arrangements, a liability is recognized at fair value as of the acquisition date, with subsequent fair value adjustments recognized in selling, general, and administrative expense on our consolidated statements of operations.
Asset acquisitions are accounted for using a cost accumulation model, with the cost of the acquisition allocated to the acquired assets based on their relative fair values. Assets acquired and liabilities assumed are recognized at cost, which is the consideration the acquirer transfers to the seller, including direct transaction costs, on the acquisition date. Goodwill is not recognized in an asset acquisition.
Recent Accounting Pronouncements
See Part II, Item 8, “Notes to Consolidated Financial Statements—Note 3. Recent Accounting Pronouncements” in this Annual Report.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Voyager Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Voyager Technologies, Inc. and its subsidiaries (the "Company") as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive loss, of equity (deficit) and mezzanine equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 10, 2026, except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is August 14, 2026
We have served as the Company’s auditor since 2022.

Voyager Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
The accompanying notes are an integral part of these consolidated financial statements.

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$491,329	$55,930
Accounts receivable, net	29,819	15,360
Contract assets	29,786	17,304
Inventories	3,825	1,526
Prepaid expenses and other current assets	26,541	11,461
TOTAL CURRENT ASSETS	581,300	101,581
Property and equipment, net	164,286	49,439
Operating lease right-of-use assets	18,164	8,167
Intangible assets, net	98,982	34,684
Goodwill	157,674	46,515
Other assets	30,048	7,210
TOTAL ASSETS(1)	$1,050,454	$247,596

LIABILITIES, MEZZANINE EQUITY, AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$27,386	$22,787
Contract liabilities	24,338	21,365
Operating lease liabilities	5,831	3,000
SMI promissory note, current	—	665
Accrued expenses and other current liabilities	75,472	39,594
TOTAL CURRENT LIABILITIES	133,027	87,411
Term Loan, net	—	56,991
Operating lease liabilities, non-current	13,336	6,205
Contract liabilities, non-current	7,899	2,762
Convertible notes, net	447,634	7,435
Embedded derivatives	—	2,723
Deferred tax liabilities	8,858	112
SMI promissory note	—	23,928
Other long-term liabilities	10,167	102
TOTAL LIABILITIES(1)	$620,921	$187,669
Commitments and Contingencies (Note 21)
Mezzanine equity:
Class A-1 redeemable preferred stock: $0.0001 par value per share; 0 shares authorized; issued and outstanding at December 31, 2025; 7,500,000 shares authorized and 6,967,720 shares issued and outstanding at December 31, 2024; redeemable at the option of the holder with a liquidation preference of $105,581 at December 31, 2024	$—	$93,496
Redeemable noncontrolling interests	—	32,431
Equity (Deficit):
Class A preferred stock: $0.0001 par value per share; 0 shares authorized, issued, and outstanding at December 31, 2025; 1 share authorized, issued, and outstanding at December 31, 2024; liquidation preference of $1 at December 31, 2024	—	—
Class B convertible preferred stock: $0.0001 par value per share; 0 shares authorized, 0 shares issued, and outstanding at December 31, 2025; 4,400,000 shares authorized and 3,285,995 shares issued and outstanding at December 31, 2024, liquidation preference of $146,454 at December 31, 2024	—	132,835
Class C preferred stock: $0.0001 par value per share; 0 shares authorized, issued, and outstanding at December 31, 2025; 4,600,000 shares authorized and 1,537,818 shares issued and outstanding at December 31, 2024	—	63,464
Common stock: $0.0001 par value per share; 0 shares authorized, and outstanding at December 31, 2025; 375,000,000 shares authorized and 13,297,289 shares issued and outstanding at December 31, 2024	—	1
Class A common stock: $0.0001 par value per share; 400,000,000 shares authorized; 54,546,859 shares issued and 53,383,859 outstanding at December 31, 2025; 0 shares authorized, issued, and outstanding at December 31, 2024	5	—
Class B common stock: $0.0001 par value per share; 50,000,000 shares authorized; 5,758,566 shares issued and outstanding at December 31, 2025; 0 shares issued and outstanding at December 31, 2024	1	—
Additional paid-in capital	797,438	15,081
Treasury stock, at cost	(27,702)	—
Accumulated other comprehensive (loss) income	(95)	28
Accumulated deficit	(385,927)	(281,113)
Total Voyager Technologies, Inc. equity (deficit)	383,720	(69,704)
Noncontrolling interests	45,813	3,704
TOTAL EQUITY (DEFICIT)	429,533	(66,000)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND EQUITY (DEFICIT)	$1,050,454	$247,596
__________________
(1)Includes balances associated with a consolidated variable interest entity (“VIE”), including amounts reflected in “TOTAL ASSETS” that can only be used to settle obligations of the VIE as well as liabilities of the VIE reflected within “TOTAL LIABILITIES” for which creditors do not have recourse to the general credit of Voyager. Refer to Note 20, “Joint Ventures”, for additional information.

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2025	2024	2023
Net sales	$166,419	$144,180	$136,062
Cost of sales	136,544	109,265	108,277
Selling, general, and administrative	117,085	62,570	54,043
Research and development	12,753	7,611	(18,542)
Impairment losses	—	3,594	—
Amortization of acquired intangibles	8,535	9,582	6,457
Loss from operations	$(108,498)	$(48,442)	$(14,173)
Other income (expense):
Change in fair value of embedded derivatives	$—	$387	$—
Loss on debt extinguishment	(7,804)	(9,392)	(1,287)
Finance and interest expense, net	(6,821)	(12,016)	(10,590)
Other income, net	10,351	2,127	1,193
Loss before income taxes	(112,772)	(67,336)	(24,857)
Income tax (benefit) expense	(440)	(1,708)	341
Net loss	(112,332)	(65,628)	(25,198)
Net loss attributable to noncontrolling interests	(7,518)	(3,556)	240
Net loss attributable to Voyager Technologies, Inc.	(104,814)	(62,072)	(25,438)
Less: dividends accrued on preferred stock	11,258	21,816	17,840
Net loss available to common shareholders	$(116,072)	$(83,888)	$(43,278)

Net loss per common share:
Basic	$(2.89)	$(6.59)	$(3.50)
Diluted	$(2.89)	$(7.01)	$(3.65)
Weighted-average shares outstanding:
Basic	40,213,015	12,736,454	12,361,684
Diluted	40,213,015	12,746,454	12,753,325

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2025	2024	2023
Net loss	$(112,332)	$(65,628)	$(25,198)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(123)	217	(14)
Total comprehensive loss	(112,455)	(65,411)	(25,212)
Comprehensive income (loss) attributable to noncontrolling interests	(7,518)	(3,556)	240
Comprehensive loss attributable to Voyager Technologies, Inc.	$(104,937)	$(61,855)	$(25,452)

Voyager Technologies, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2025	2024	2023
Cash Flows from Operating Activities:
Net loss	$(112,332)	$(65,628)	$(25,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,416	13,595	10,294
Impairment losses	—	3,594	—
Stock-based compensation	18,916	3,761	2,707
Amortization of operating lease right-of-use assets	2,976	2,782	2,635
Loss on debt extinguishment	7,804	9,392	1,287
Amortization of debt issuance costs and other non-cash interest expense	3,038	5,667	4,139
Reduction in fair value of earnout	—	(5,659)	(3,874)
Deferred taxes	(478)	(2,614)	(645)
Non-cash services acquired	13,752	12,669	—
Other	667	(160)	254
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,156)	(4,432)	526
Prepaid expenses and other current assets	(4,943)	101	(261)
Contract assets	(556)	(1,485)	(1,986)
Inventories	(341)	1,576	1,487
Other assets	(4,228)	(5,432)	(560)
Accounts payable	4,073	(6,070)	(1,559)
Contract liabilities	(6,657)	7,408	(5,754)
Accrued expenses	12,084	8,554	3,294
Operating lease liabilities	(2,766)	(2,829)	(2,170)
Other liabilities	(212)	(292)	3
Net cash used in operating activities	$(60,943)	(25,502)	(15,381)

Cash Flows from Investing Activities:
Purchases of property and equipment	$(144,673)	(82,703)	(17,210)
Grant funding for property and equipment	50,400	54,930	26,858
Acquisitions, net of cash acquired	(151,834)	—	2,050
Purchase of investments	(15,500)	—	(100)
Net cash (used in) provided by investing activities	$(261,607)	(27,773)	11,598

Cash Flows from Financing Activities:
Proceeds from Term Loan, net	$—	57,922	47,100
Repayment of Term Loan	(64,420)	(56,574)	(35,275)
Borrowings from the credit facility	64,500	—	—
Repayments on the credit facility	(64,500)	—	—
Proceeds from the issuance of Common stock, net	45,886	—	—
Proceeds from the issuance of Class B convertible preferred stock, net	—	—	3,128
Proceeds from the issuance of Class C preferred stock, net	116,047	66,598	—
Proceeds from the issuance of Class A common stock upon IPO, net of underwriting costs	409,406	—	—
Costs associated with initial public offering	(8,550)	—	—
Sale of noncontrolling interest	81,720	13,425	—
Redemptions of redeemable noncontrolling interests	—	(10,739)	(6,705)
Repayment of line of credit	—	—	(4,339)
Purchase of noncontrolling interest	(10,724)	—	—
Redemptions of Class A-1 redeemable preferred stock	(3,044)	—	—
Cash repayment of Preferred B dividends	(27,584)	—	—
Costs associated with the credit facility	(3,311)	—	—
Proceeds from convertible notes	460,000	10,097	—
Payments for debt issuance costs related to convertible notes	(13,184)	—	—
Payment of forward stock purchase transaction	(131,147)	—	—
Share repurchases	(27,702)	—	—
Purchase of Capped Call Option	(66,746)	—	—
Other	1,176	(1,772)	(1,978)
Net cash provided by financing activities	$757,823	78,957	1,931

Effect of foreign exchange on cash and cash equivalents	$126	(31)	9
Net increase (decrease) in cash and cash equivalents	435,399	25,651	(1,843)
Cash and cash equivalent at the beginning of the period	55,930	30,279	32,122
Cash and cash equivalents at the end of the period	$491,329	$55,930	$30,279

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) and MEZZANINE EQUITY
(in thousands)
The accompanying notes are an integral part of these consolidated financial statements

	Class A and Class B Common Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit			Total Voyager Technologies, Inc. Equity (Deficit)	Non-controlling Interests	Total Equity (Deficit)	Total Mezzanine Equity
	Class A		Class B		Common Stock		Preferred Stock					Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2022	—	$—	—	$—	11,771	$1	3,129	$110,682	$—	$(175)	$(179,181)	—	$—	$(68,673)	$436	$(68,237)	$145,067
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(25,438)	—	—	(25,438)	(60)	(25,498)	300
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(14)	—	—	—	(14)	—	(14)	—
Stock-based compensation	—	—	—	—	178	—	—	—	2,707	—	—	—	—	2,707	—	2,707	—
Options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5
Issuance of Class B convertible preferred stock, net	—	—	—	—	—	—	157	5,917	—	—	—	—	—	5,917	—	5,917	—
Adjustment to reflect redemption value of redeemable noncontrolling interests	—	—	—	—	—	—	—	—	(3,926)	—	—	—	—	(3,926)	—	(3,926)	3,926
Dividends accrued on Class B convertible preferred stock	—	—	—	—	—	—	—	7,768	(7,768)	—	—	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	—	—	—	—	(10,072)	—	—	—	—	(10,072)	—	(10,072)	10,072
Warrants issued for common stock	—	—	—	—	—	—	—	—	1,633	—	—	—	—	1,633	—	1,633	—
Acquisition of ZIN	—	—	—	—	369	—	—	—	3,485	—	—	—	—	3,485	—	3,485	—
Joint venture contribution	—	—	—	—	—	—	—	—	(3)	—	—	—	—	(3)	3	—	—
Redemptions of redeemable noncontrolling interests	—	—	—	—	107	—	—	—	1,761	—	—	—	—	1,761	(376)	1,385	(36,465)
Reclass of negative additional paid-in capital	—	—	—	—	—	—	—	—	12,183	—	(12,183)	—	—	—	—	—	—
Balance at December 31, 2023	—	$—	—	$—	12,425	$1	3,286	$124,367	$—	$(189)	$(216,802)	—	$—	$(92,623)	$3	$(92,620)	$122,905
Net loss	—	—	—	—	—	—	—	—	—	—	(62,072)	—	—	(62,072)	(3,822)	(65,894)	266
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	217	—	—	—	217	—	217	—
Stock-based compensation	—	—	—	—	—	—	—	—	3,761	—	—	—	—	3,761	—	3,761	—
Options Exercised	—	—	—	—	2	—	—	—	28	—	—	—	—	28	—	28	—
Issuance of Class C preferred stock, net	—	—	—	—	—	—	1,538	63,464	—	—	—	—	—	63,464	—	63,464	—
Dividends accrued on Class B convertible preferred stock	—	—	—	—	—	—	—	8,468	(8,468)	—	—	—	—	—	—	—	—
Dividends accrued on Class A-1 redeemable preferred stock	—	—	—	—	—	—	—	—	(13,348)	—	—	—	—	(13,348)	—	(13,348)	13,348
Warrants issued for common stock	—	—	—	—	—	—	—	—	1,135	—	—	—	—	1,135	—	1,135	—
Warrant reclassification	—	—	—	—	—	—	—	—	(2,546)	—	—	—	—	(2,546)	—	(2,546)	—
Shares issued for services	—	—	—	—	600	—	—	—	12,810	—	—	—	—	12,810	—	12,810	—
Sale of noncontrolling interest	—	—	—	—	—	—	—	—	14,403	—	—	—	—	14,403	7,523	21,926	—
Redemptions of redeemable noncontrolling interests	—	—	—	—	14	—	—	—	(495)	—	—	—	—	(495)	—	(495)	(10,592)
SMI Promissory Note Settlement	—	—	—	—	256	—	—	—	5,562	—	—	—	—	5,562	—	5,562	—
Reclass of negative additional paid-in capital	—	—	—	—	—	—	—	—	2,239	—	(2,239)	—	—	—	—	—	—
Balance at December 31, 2024	—	$—	—	$—	13,297	$1	4,824	196,299	$15,081	$28	$(281,113)	—	$—	$(69,704)	$3,704	$(66,000)	$125,927

Voyager Technologies, Inc.
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) and MEZZANINE EQUITY
(in thousands)
The accompanying notes are an integral part of these consolidated financial statements

	Class A and Class B Common Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit			Total Voyager Technologies, Inc. Equity (Deficit)	Non-controlling Interests	Total Equity (Deficit)	Total Mezzanine Equity
	Class A		Class B		Common Stock		Preferred Stock					Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2024	—	$—	—	$—	13,297	$1	4,824	$196,299	$15,081	$28	$(281,113)	—	$—	$(69,704)	$3,704	$(66,000)	$125,927
Net loss	—	—	—	—	—	—	—	—	—	—	(104,814)	—	—	(104,814)	(7,303)	(112,117)	(215)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(123)	—	—	—	(123)	—	(123)	—
Stock-based compensation	—	—	—	—	—	—	—	—	18,916	—	—	—	—	18,916	—	18,916	—
Options & Warrants Exercised	192	—	—	—	1	—	—	—	1,093	—	—	—	—	1,093	—	1,093	—
Unvested RSAs granted	889	—	45	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Unvested RSAs forfeited	(54)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capped call options associated with convertible notes	—	—	—	—	—	—	—	—	(66,745)			—	—	(66,745)	—	(66,745)	—
Repurchase of common stock under prepaid forward contract	—	—	—	—	—	—	—	—	(131,147)	—	—	—	—	(131,147)	—	(131,147)	—
Repurchase of Class A Common Stock	(1,163)	—	—	—	—	—	—	—	$—			1,163	$(27,702)	$(27,702)	—	(27,702)	—
Issuance of Common stock, net	—	—	—	—	1,648	—	—	—	43,971	—	—	—	—	43,971	—	43,971	—
Issuance of Class A common stock and Common stock for acquisition consideration	1,012	—	—	—	34	—	—	—	26,972	—	—	—	—	26,972	—	26,972	—
Issuance of Class A common stock upon initial public offering, net of underwriting costs and offering expenses	14,201	1	—	—	—	—	—	—	401,474	—	—	—	—	401,475	—	401,475	—
Incremental IPO offering costs	—	—	—	—	—	—	—	—	(321)	—	—	—	—	(321)	—	(321)	—
Conversion of redeemable convertible preferred stock to Class A common stock upon initial public offering	27,865	3	—	—	—	—	(7,589)	(311,008)	408,788	—	—	—	—	97,783	—	97,783	(97,783)
Conversion of convertible debt to Class A common stock upon initial public offering	817	—	—	—	—	—	—	—	25,336	—	—	—	—	25,336	—	25,336	—
Conversion of Common Stock to Class A and Class B common stock	9,625	1	5,714	1	(15,338)	(1)	—	—	—	—	—	—	—	1	—	1	—
Issuance of Class C preferred stock, net	—	—	—	—	—	—	2,765	114,589	—	—	—	—	—	114,589	—	114,589	—
Dividends accrued or settled on Class B convertible preferred stock	—	—	—	—	—	—	—	3,927	(31,511)	—	—	—	—	(27,584)	—	(27,584)	—
Dividends accrued or settled on Class A-1 redeemable preferred stock	—	—	—	—	—	—	—	—	(7,331)	—	—	—	—	(7,331)	—	(7,331)	7,331
Redemptions of Class A-1 redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,044)
Conversion of 2024 Convertible Notes	—	—	—	—	—	—	—	—	8,002	—	—	—	—	8,002	4,796	12,798	—
Warrants issued for common stock	—	—	—	—	—	—	—	(3,807)	3,807	—	—	—	—	—	—	—	—
Shares issued for services	—	—	—	—	138	—	—	—	3,000	—	—	—	—	3,000	—	3,000	—
Purchase of noncontrolling interest	—	—	—	—	220	—	—	—	20,883	—	—	—	—	20,883	—	20,883	(32,216)
Sale of noncontrolling interest	—	—	—	—	—	—	—	—	57,170	—	—	—	—	57,170	44,616	101,786	—
Balance at December 31, 2025	53,384	$5	5,759	$1	—	$—	—	$—	$797,438	$(95)	$(385,927)	1,163	$(27,702)	$383,720	$45,813	$429,533	$—

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

1.    ORGANIZATION
Nature of Business
Voyager Technologies, Inc. (“Voyager” or the “Company”), incorporated in the state of Delaware on August 15, 2019, is a purpose-built, innovation-driven defense and space technologies company focused on delivering mission-critical solutions across national security, space exploration and infrastructure and commercial space markets. Voyager’s business model leverages global public-private partnerships to deliver mission-critical capabilities and on-orbit services to civil and defense government agencies, academic and research institutions, and private sector players. Voyager has enabled thousands of payloads, systems, and hardware elements to enter space while also working to develop next generation space stations. Voyager’s products and capabilities under continuous development include Starlab, a privately owned, free-flying crewed space station; advanced spacecraft communications; and its controllable solid-state propulsion technology.
Segments
The Company consists of diversified solutions across two business segments: Defense and Space Technologies and Starlab Space Stations. Since 2019, Voyager has accomplished significant achievements in each of these segments, including the successful deployment of first-of-its-kind missile defense maneuvering capabilities, the development of groundbreaking space technology and the selection by NASA to develop a replacement for the ISS.
The Company combined its Defense and National Security and Space Solutions segments into a single Defense and Space Technologies segment during fiscal 2026 in order to align with how the Company's Chief Operating Decision Maker ("CODM") views results. This enables the Company to generate internal synergies within the Defense and Space Technologies segment and to more effectively manage its resources and facilities in order to support operations across the product and service offerings. Our CODM allocates resources and assesses segment performance using regularly provided segment net sales and segment Adjusted EBITDA under this updated segment structure. Within the segment change, there has been no change to the Company's reporting units. All information has been recast to reflect the revised segment structure (Note 17, “Segment Reporting”).
Initial Public Offering
On June 12, 2025, the Company completed its initial public offering (“IPO”) of an aggregate of 14,200,645 shares of its Class A common stock, par value $0.0001 (“Class A common stock”), which includes the exercise in full by the underwriters of their option to purchase an additional 1,852,258 shares of Class A common stock, at a public offering price of $31.00 per share. The Company received aggregate proceeds of $409.4 million, net of underwriting discounts. In connection with the IPO, the Company amended and restated its certificate of incorporation and reclassified all outstanding Common stock into Class A common stock. The Company also converted all outstanding shares of Class A-1 Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, and its SMI Promissory Note (as defined below) into an aggregate of 28,682,004 shares of Class A common stock and forfeited and cancelled all outstanding shares of Class A Preferred Stock pursuant to the terms of an exchange and forfeiture agreement. Finally, the Company exchanged an aggregate 5,713,566 shares of Class A common stock owned by Dylan Taylor, the Company’s Chairman and Chief Executive Officer, for an equivalent number of shares of the Company’s Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.
Liquidity Risks and Uncertainties
Since inception, the Company has incurred cumulative losses from operations and had an accumulated deficit of $385.9 million, $281.1 million and $216.8 million on December 31, 2025, 2024 and 2023, respectively. The Company’s principal sources of funding include its current cash balances, primarily consisting of net proceeds from its IPO, demand deposits, and money market mutual funds substantially all held within U.S. bank accounts, proceeds from the 2030 Convertible Notes, and ability to draw on its Credit Facility (Note 11, “Debt”). The Company will need to raise additional funds to meet its long-term strategic plans and management believes it will be able to obtain additional financing to fund its operations. Management’s plans include, but are not limited to, generating revenue

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
from engineering services and product sales to customers and seeking external sources of liquidity via a mix of equity and debt.
The Company believes its existing cash balances and cash from operations will be sufficient to fund ongoing operations through at least one year from the issuance date of its consolidated financial statements. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balance and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain discretionary spending and may be unable to develop or enhance new and existing products, which could adversely affect its ability to achieve its intended business objectives. The Company, while made up of businesses that have historical track records of operations, is still in a growth phase and is continuing to make ongoing investments in growth opportunities. Future performance is not guaranteed and there could be factors within or outside the Company’s control that could unfavorably influence the Company’s ability to meet its goals.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Voyager and its consolidated subsidiaries, and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. All intercompany amounts have been eliminated in consolidation.
Common Stock Split
On June 2, 2025, the Company effected a 1.5-for-1 forward split of its common stock and a proportionate increase in the number of authorized shares. All share and per share information, including share-based compensation, throughout the Company’s consolidated financial statements have been retroactively adjusted to reflect the stock split. The shares of common stock retain a par value of $0.0001 per share. Accordingly, an amount equal to the par value of the increased shares resulting from the stock split was reclassified from capital in excess of par value to Class A common stock and Class B common stock.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. On an ongoing basis, management evaluates its estimates, including those related to the valuation of acquired intangibles assets, long-lived assets, realization of tax assets and estimates of tax liabilities, valuation of equity securities and financial instruments, estimated useful lives of long-lived assets, and reported amounts of revenues and expenses during the reporting period.
Estimates and assumptions are based on current facts, historical experience, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenues and expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations could be affected.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash in demand deposits accounts with high credit quality financial institutions and limits the amount of credit exposure with any one financial institution. The Company performs ongoing credit evaluations of its customers but does not generally require collateral to support customer receivables.
Significant customers are those which represent more than 10 percent of the Company’s total net sales or gross accounts receivable balance at each balance sheet date. The Company’s largest customer is the U.S. government. Sales to the U.S. government accounted for 86.0%, 83.9% and 69.0% of sales during the years ended December 31, 2025, 2024 and 2023, respectively. Refer to Note 16, “Net Sales” for additional disaggregation of net sales. The U.S. government accounted for 68.6%, 76.3% and 83.0% of accounts receivable as of December 31, 2025, 2024 and 2023, respectively. For purposes of disclosures and evaluation of concentration risk, the Company considers all U.S. government entities to be one customer. Additionally, for determination of commercial or government classification of sales, the Company considers the sales and receivables to be governmental if the source of funding for the project originates from the U.S. government, even if contracting through an intermediary as its direct customer.
Fair Value of Financial Instruments
The Company accounts for certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value guidance establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. An asset or liability’s level is based upon the lowest level of input that is significant to the fair value measurement. The guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1Quoted prices in active markets for identical assets or liabilities.
Level 2Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts payable, and accounts receivable approximate their fair value due to the short-term maturity of such instruments.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The table below provides a summary of the changes in fair value of fair valued instruments using significant unobservable inputs between December 31, 2025, 2024 and 2023:

	Embedded Derivatives	Earnout Liability
Balance as of December 31, 2023	$—	$5,824
Fair value on issuance of convertible notes	3,110	—
Accretion of liability recognized as interest expense	—	248
Payment of earnout liability	—	—
Change in fair value	(387)	(5,659)
Balance as of December 31, 2024	$2,723	$413
Fair Value of Earnout Liability upon acquisition	—	9,190
Accretion of liability recognized as interest expense	44	247
Extinguishment of Convertible Notes and embedded derivatives	(2,767)	—
Balance as of December 31, 2025	$—	$9,850
Fair Value of Financial Instruments: Earnout Liabilities
The Earnout Liabilities in the table above relate to contingent consideration arrangements from acquisitions of ZIN Technologies, Inc, which was completed in the year ended December 31, 2023, Optical Physics Company, which was completed in the year ended December 31, 2025, and ExoTerra Resource LLC, also completed in the year ended December 31, 2025 (Note 4, “Acquisitions”). The fair value of each of the earnout liabilities was estimated using probability-weighted discounted cash flow models with significant inputs that are not observable in the market and thus represent a Level 3 fair value measurement. The maximum contingent consideration payable from the Company to the seller is $21.0 million related to ExoTerra Resource LLC, $3.0 million related to Optical Physics Company, and $10.3 million related to ZIN Technologies.
ZIN Technologies, Inc’s backlog achievement was less than the contractual minimum for full attainment, which resulted in a proportional reduction of the total amount to be paid out due to the resulting loss of target achievement that was previously expected to be met. The reductions in fair value of the earnout of $5.7 million and $3.3 million were recognized in selling, general and administrative expense on the Company’s consolidated statements of operations for the year ended December 31, 2024 and 2023, respectively. As of December 31, 2025, the earnout has not been paid.
Fair Value of Financial Instruments: Warrants for Common Stock
The Company’s Common Stock warrants (Note 14, “Stockholders’ Equity”) are either equity-classified and measured at the issuance-date fair value based on Level 3 inputs or liability-classified and measured at fair value based on Level 3 inputs.
Fair Value of Financial Instruments: Embedded Derivatives
The Company analyzed the conversion features of the 2024 Convertible Notes (as defined in Note 11, “Debt”) for derivative accounting treatment and determined that certain embedded conversion features should be classified as a derivative. The Company bifurcated the share-settled redemption feature of the 2024 Convertible Notes and recorded the conversion feature as a $3.1 million derivative liability upon issuance of the 2024 Convertible Notes. The derivative liability related to the 2024 Convertible Notes was recorded as a discount to the convertible notes, net in the Company’s consolidated balance sheets. The embedded debt derivative liability was recorded at fair value, and remeasured every reporting period, with changes in fair value recognized as a component of other income (expense), net.
The Company performed a fair value analysis over the embedded derivative feature using the Scenario Based Method utilizing the “with or without method”. The fair value of the embedded derivative feature was determined based on Level 3, unobservable inputs. The estimation process for the fair value of the embedded derivative required the development of significant and subjective estimates that may, and are likely to, change over the duration of the

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
instrument with related changes in internal and external market factors. The original value of the derivative was $3.1 million based on Level 3 inputs using the scenario based method within the “with and without” method. Measurement was based on probability weighted scenarios including 75.0% probability of qualified financing by June 30, 2025, a 15.0% mandatory conversion discount, and a 15.8% discount rate.
During April 2025, the 2024 Convertible Notes converted into Starlab Space LLC equity and the associated embedded derivatives were extinguished with the debt (Note 11, “Debt”).
Foreign Currency Translation and Remeasurement
Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates at the balance sheet date. Net sales and expenses are translated at monthly average exchange rates. The Company accumulates net translation adjustments in equity as a component of accumulated other comprehensive loss. For non-U.S. subsidiaries whose functional currency is the U.S. dollar, transactions that are denominated in foreign currencies are remeasured in U.S. dollars, and any resulting gains and losses are reported in other income, net on the Company’s consolidated statement of operations. For each the years ended December 31, 2025 and 2024, the Company recorded an immaterial foreign currency transaction gain and loss.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of purchase. The Company does not have any restricted cash as of December 31, 2025 or 2024.
Accounts Receivable and Allowance for Expected Credit Loss
Accounts receivable consist of amounts due from customers and are recorded at the invoiced amount. The Company assesses the collectability of its outstanding receivables and estimates the need for an allowance by considering historical losses, the age of the receivable balance, credit quality of the Company’s customers, current economic conditions, and other factors that may affect the customers’ ability to pay. For each of the years ended December 31, 2025 and 2024, the Company recorded an immaterial amount of allowance for expected credit losses. During the years ended December 31, 2025 and 2024, an immaterial amount of receivables were written off.
Prepaid Expenses
Prepaid expenses consist of compensation to vendors in advance of products received or services rendered, which are expected to be received or rendered on a later date. Prepaid expenses also consist of compensation in the form of equity holdings for services to be rendered by vendors. As of the years ended December 31, 2025 and 2024, the Company had prepaid expenses of $26.0 million and $10.8 million, respectively. Prepaid expenses for the Company consist of timing differences between payments rendered and products and services received primarily for insurance, rent, software, and vendor related services. As of the year ended December 31, 2025 and 2024, the Company held $16.1 million and $8.5 million, respectively, in prepaid expenses for services still to be rendered by two vendors in exchange for compensation in the form of equity holdings.
Property and Equipment, Net
Property and equipment are recorded at original cost, less accumulated depreciation. Tangible assets acquired through a business combination are recorded at fair value at the time of acquisition. Costs of additions and improvements are capitalized; maintenance and repairs are charged to expense as incurred. Upon the sale or disposal of property and equipment, the related cost and accumulated depreciation or amortization are written-off and any gain or loss is reported in selling, general, and administrative expenses on the Company’s consolidated statements of operations.
Depreciation is based on the estimated useful lives of the assets using the straight-line method and is included in selling, general and administrative expenses or cost of sales based upon the type and use of the asset.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Expected useful lives for property and equipment are reviewed at least annually. Estimated useful lives are as follows:

Asset Class	Estimated useful life
Equipment in orbit	5 years - 10 years
Machinery and equipment	5 years - 30 years
Building	10 years - 30 years
Leasehold improvements	Lesser of lease term or useful life
IT related equipment	2 years - 5 years
Inventories
Inventories consist primarily of raw materials used to satisfy long-term contracts. Inventories are recorded at actual acquisition costs and adjusted to the lower of cost or estimated net realizable value. Inventories are charged to cost of sales as materials are placed into production on a long-term contract. The Company will assess the inventory carrying value and reduce it, if necessary, to its net realizable value based on forecasted usage. During the years ended December 31, 2025 and 2024, the Company recorded an immaterial reduction to the cost basis of inventory.
Leases
At the inception of a contract, the Company determines whether the contract is, or contains, a lease. A lease is a contract that provides the right to control and obtain substantially all of the economic benefit from an identified asset for a period of time in exchange for consideration. The accounting classification of each lease is based on whether the arrangement is effectively a financed purchase of the underlying asset (finance lease) or not (operating lease). Leases with a term of 12 months or less are considered short-term leases and are not recognized on the Company’s consolidated balance sheets. For leases other than short-term leases, the Company recognizes right-of-use assets and lease liabilities at the commencement date of the lease, measured based on the present value of minimum lease payments over the lease term. Right-of-use assets represent the Company’s right to use the underlying asset during the lease term and are adjusted for any prepaid or accrued lease payments and unamortized lease incentives or initial direct costs. Lease liabilities represent the Company’s obligation to make future lease payments. The lease term is the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company’s lease arrangements typically do not have a readily determinable implicit interest rate. In such situations, the Company uses its incremental borrowing rate (“IBR”) in determining the present value of minimum lease payments. The IBR is the estimated rate of interest that the Company would have to pay to borrow the aggregate lease payments on a collateralized basis over the lease term and requires judgment by the Company. Lease agreements with lease and non-lease components are accounted for as a single lease component.
The lease expense for operating leases is recognized on a straight-line basis over the lease term. The associated assets are recorded on the Company’s consolidated balance sheets in operating lease right-of-use assets. The associated liabilities are recorded in operating lease liabilities (current portion) and operating lease liabilities (non-current portion).
Business Combinations
Business combinations are accounted for using the acquisition method. The Company allocates the purchase price of acquired entities to the underlying tangible and identifiable intangible assets acquired, liabilities assumed, and any noncontrolling interests assumed based on their respective estimated fair values. The excess purchase price over the fair value of identifiable net assets and intangibles acquired is recorded as goodwill. Buyer acquisition-related expenses incurred in connection with business combinations, other than expenses associated with the issuance of debt or equity securities, are excluded from the purchase consideration in accordance with ASC 805, Business Combinations. These costs are expensed as incurred and recognized in selling, general, and administrative expense on the Company’s consolidated statements of operations.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
For contingent consideration arrangements, a liability is recognized at fair value as of the acquisition date, with subsequent fair value adjustments recognized in selling, general, and administrative expense on the Company’s consolidated statements of operations.
Asset acquisitions are accounted for using a cost accumulation model, with the cost of the acquisition allocated to the acquired assets based on their relative fair values. Assets acquired and liabilities assumed are recognized at cost, which is the consideration the acquirer transfers to the seller, including direct transaction costs, on the acquisition date. Goodwill is not recognized in an asset acquisition.
Redeemable Noncontrolling Interests
Redeemable noncontrolling interests represent minority interests in consolidated entities that may be redeemed by the Company for cash or equity interests in the Company at the option of the minority interest holder.
The redeemable noncontrolling interest is recorded initially at fair value at the time of acquisition through the purchase price allocation (Note 13 “Redeemable Noncontrolling Interests”) and is estimated using the income and market approaches. Subsequently, the value of the redeemable noncontrolling interests is adjusted each reporting period for any income or loss attributable to the noncontrolling interest. After the attribution of the subsidiary’s net income or loss, the Company will adjust by accreting the noncontrolling interests to its redemption value (the “Mezzanine Adjustment”), as applicable, assuming the redeemable noncontrolling interest was redeemable at the reporting date. The carrying amount of noncontrolling interests will equal the higher of the amount resulting from the attribution of net income or loss or the redemption value resulting from the Mezzanine Adjustment. Mezzanine Adjustments are recorded in additional paid-in capital on the Company’s consolidated balance sheets and are not reflected in the net losses attributable to Voyager. If the redemption value exceeds the fair value of the noncontrolling interest on a cumulative basis, a Mezzanine Adjustment is recorded in accumulated deficit on the Company’s consolidated balance sheets.
Intangible Assets, Net
Intangible assets consist of acquired trade names, customer contracts and developed technology. Intangible assets with finite lives are amortized based on their pattern of economic benefit over their estimated useful lives and reviewed periodically for impairment.

Asset Class	Estimated useful life
Trade name	2 years - 20 years
Patents	5 years
Customer relationships	4 years - 11 years
Developed technology	5 years - 20 years
Impairment of Long-Lived Assets Including Intangible Assets
The Company evaluates the recoverability of its long-lived assets, including intangible assets, whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss, if any, equal to the excess of carrying amount over the estimated fair value of the asset or asset group. There was no impairment recorded for the years ended December 31, 2025, 2024 and 2023.
Goodwill
Goodwill is the amount by which the purchase price exceeded the fair value of the net identifiable assets acquired and liabilities assumed in a business combination on the date of acquisition. The Company tests goodwill for impairment annually as of October 1 or when events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. The Company has seven reporting units that were determined based on similar economic characteristics, financial metrics and product and servicing offerings. In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
carrying value, a quantitative analysis is performed using an income approach. The Company performed the qualitative assessment at the reporting unit level as of October 1, 2025, and December 31, 2025 for newly acquired entities and found that there were no indicators that the fair value is more likely than not below the carrying value for its reporting units.
Investments
The Company has investments in entities in which the Company has neither control of nor significant influence over the investee. For such investments without readily available fair values, the Company has elected the measurement alternative to initially recognize them at cost with subsequent adjustments for any impairments and/or observable price changes with a same or similar security from the same issuer recognized within net earnings. These investments are included in other assets on the Company’s consolidated balance sheets. The Company’s investments in these equity securities are not classified in the fair value hierarchy due to the use of these measurement methods.
The Company periodically evaluates its investments for impairment due to declines considered to be other than temporary. If the Company determines that a decline in fair value is other than temporary, an impairment is recognized and a new basis in the investment is established. During the year ended December 31, 2024, the Company recorded an impairment loss of $3.6 million. There was no impairment recorded for the year ended December 31, 2025 and 2023.
Revenue Recognition
The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The Company recognizes revenue upon satisfying the performance obligations identified in the contract, which is achieved as services are rendered, upon completion of a service, or through the transfer of control of the promised good or service to the customer either at a point-in-time or over time.
Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, Revenue from Contracts with Customers, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation.
Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria. On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.
Control is transferred over time for: (a) certain contracts under which the Company produces products with no alternative use, and for which it has an enforceable right to recover costs incurred plus a reasonable profit margin for work completed to date; and (b) certain other contracts under which the Company creates or enhances a customer-owned asset while performing design and development services. Under the cost-to-cost method, revenue is recognized for these contracts based on the Company’s efforts toward satisfying a performance obligation relative to the total expected efforts, which is measured using the proportion of costs incurred to date to the total cost estimate-at-completion (“EAC”) of the performance obligation. Revenue for the current period is recorded at an amount equal to (i) the ratio of costs incurred to date, (ii) divided by total estimated costs, multiplied by (iii) the transaction price,

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
less (iv) cumulative revenue recognized in prior periods. Contract costs include all direct material and labor costs and any indirect costs related to contract performance.
These projections require the Company to make numerous assumptions and estimates when determining the total estimated costs of completion, including items such as development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead and capital costs. The Company reviews its cost estimates on a periodic basis, or when circumstances change and warrant a modification to a previous estimate. Cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends, and other economic projections.
For the year ended December 31, 2025, the Company recorded an aggregate unfavorable EAC adjustment across programs of $11.1 million, resulting in a $5.1 million reduction of revenue included within the results of operations for the year ended December 31, 2025. The reduction of revenue had a negative impact of $(0.40) per share within the 2025 diluted loss per share results.
For the year ended December 31, 2024, the Company recorded an aggregate unfavorable EAC adjustment across programs of $5.2 million resulting in a $2.2 million reduction of revenue included within the results of operations for the year ended December 31, 2024. The reduction of revenue had a negative impact of $(0.58) per share within the 2024 diluted loss per share results. The adjustments in both years presented were the result of an aggregation of individually immaterial EAC adjustments on contracts.
For the year ended December 31, 2023, the Company recorded an aggregate unfavorable EAC adjustment across programs of $3.9 million, which resulted in a $1.7 million reduction of revenue included within the results of operations for the year ended December 31, 2023, which was the result of an aggregation of individually immaterial EAC adjustments on contracts. The reduction of revenue had a negative impact of $(0.47) per share within the 2023 diluted loss per share results.
For the years ended December 31, 2025, 2024 and 2023, there were no material favorable EAC adjustments, neither individually nor in the aggregate.
When estimates of total costs to be incurred on a contract exceed total estimates of the transaction price, a provision for the entire loss is determined at the contract level and is recorded in the period in which the loss is evident, which the Company refers to as a loss provision. For the years ended December 31, 2025, 2024 and 2023, there were no material loss provisions recorded, neither individually nor in the aggregate.
For certain contracts, the Company recognizes revenue in the amount for which the Company has a right to invoice the customer if that amount corresponds directly with the value of its performance completed to date. These contracts are primarily related to agreements with customers on a cost plus or time and materials basis.
For performance obligations in which control does not continuously transfer to the customer, the Company recognizes revenue at the point in time in which each performance obligation is fully satisfied. This coincides with the point in time the customer obtains control of the product or service, which typically occurs upon customer acceptance or receipt of the product or service, given that the Company maintains control of the product or service until that point.
For certain other contracts revenue is recognized over time based on the satisfaction of performance obligations consisting of a series of distinct goods and services, which is evidenced by the shipment or delivery of the product to the customer.
Net sales in the Company’s statements of operations consists entirely of revenue from contracts with customers, net of sales discounts.
Contract Balances
Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of contract assets and liabilities.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Receivables represent rights to consideration that are unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. Contract assets reflect revenue recognized and performance obligations satisfied or partially satisfied in advance of customer billing.
Contract liabilities primarily consist of advance payments from customers and deferred revenue. Changes in contract liabilities are primarily due to the timing difference between the Company’s performance of services and payments from customers. To determine revenue recognized from contract liabilities during the reporting periods, the Company allocates revenue to individual contract liability balances and applies revenue recognized during the reporting periods first to the beginning balances of contract liabilities until the revenue exceeds the balances.
Debt Issuance Costs and Debt Discounts
Debt discounts and premiums are included as an addition or offset to the carrying value of the related debt and amortized to finance and interest expense, net over the remaining term of the underlying debt.
Debt issuance costs are recognized as a deduction from the carrying amount of the related debt liability, except for debt issuance costs related to line of credit arrangements which are presented as an asset regardless of any outstanding borrowings on the line of credit arrangement. All debt issuance costs are amortized to finance and interest expense, net over the remaining term of the underlying debt using the straight-line method.
Stock-Based Compensation
The Company’s board of directors authorizes and issues stock-based awards consisting of restricted stock awards, stock options, and restricted stock units to employees and non-employees. Stock-based awards granted to non-employees are accounted for in the same manner as awards granted to employees.
Restricted stock awards and restricted stock units are measured at the grant-date fair value of the award and amortized to stock-based compensation expense on a straight-line basis over the requisite service period.
Stock option grants are valued using the Black-Scholes option pricing model. The Company is a newly public company and lacks company-specific historical and implied volatility information; therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise data, the expected term of the Company’s stock options for employees has been determined utilizing a weighted-average period the Company expects the stock options to remain outstanding, based on the terms of the options granted. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve. The expected dividend yield is zero as the Company has never paid cash dividends on its Class A Common Stock and does not expect to pay any cash dividends in the foreseeable future.
Generally, stock-based awards vest either 25% one year after the grant date and the remaining shares thereafter in 36 equal monthly installments, or one-third on each anniversary of the grant date for three years, subject to continuous service with the Company.
The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. These inputs are subjective and may require significant analysis and judgment to develop. The Company accounts for forfeitures as they occur. Stock-based compensation costs are presented in selling, general, and administrative expense on the Company’s consolidated statements of operations.
Treasury Stock
Treasury stock consists of the Company’s Class A common stock that has been issued but subsequently reacquired. The Company accounts for treasury stock purchases under the cost method, as a reduction to stockholders’ equity based on the amount paid to repurchase the shares. When these shares are reissued, the Company uses an average-cost method to determine cost. Proceeds in excess of or below cost are recognized as a gain or loss through additional paid-in capital.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include employee compensation, contractor fees, materials and supplies, and facility costs. For the years ended December 31, 2025, 2024 and 2023, gross research and development costs were $19.0 million, $13.0 million and $18.5 million, respectively.
Government Grants
The Company recognizes government assistance when there is reasonable assurance that the Company will comply with the conditions of the assistance and that the assistance will be received.
The National Aeronautics and Space Administration (“NASA”) established the Commercial Low Earth Orbit (“LEO”) Development program, or the Space Act Agreement (“SAA”) to help facilitate two objectives:
(1)Develop a robust commercial space economy in LEO, including supporting the development of commercially owned and operated LEO destinations from which various customers, including private entities, public institutions, NASA and foreign governments, can purchase services.
(2)Stimulate the growth of commercial activities in LEO.
On December 1, 2021, Nanoracks, LLC, a subsidiary of Voyager Technologies, Inc., entered an agreement under the SAA with NASA (“Agreement”), pertaining to the LEO Development program, to design, build and maintain a commercial space station, known as “Starlab”. The Agreement and its subsequent amendments signed through 2023 provides $217.5 million in funding for the design and manufacture of Starlab, which is earned upon completion of defined milestones. Once a milestone is earned, the Company is under no further obligation to continue work on Starlab. Milestone payments are expected to be earned through April 2026.
When the government grant assistance is related to an asset, the assistance will be deducted from the carrying value of the asset. When the assistance is related to costs incurred, the assistance is deducted from the related expense. For the years ended December 31, 2025, 2024 and 2023, $6.2 million, $5.4 million and $37.0 million, respectively, were offset against research and development costs. For the year ended December 31, 2025, 2024 and 2023, $54.0 million, $54.9 million and $26.9 million, respectively, of assistance were offset against construction in progress.
Marketing Costs
Marketing costs are expensed as incurred. During the years ended December 31, 2025, 2024 and 2023, the Company recognized marketing costs of approximately $3.2 million, $1.0 million and $0.7 million, respectively, which are included in selling, general, and administrative expense on the Company’s consolidated statements of operations.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements carrying amount and the tax basis of assets and liabilities, along with net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
3.    RECENT ACCOUNTING PRONOUNCEMENTS
Income Taxes – Disclosure Improvements
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU)” No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, the ASU requires companies to disclose additional information about income taxes paid. The Company adopted the provisions effective for the year ended December 31, 2025, on a retrospective basis. The adoption of this standard resulted in expanded disclosures within Note 18, “Income Taxes”, herein, but did not have an impact on the Company’s consolidated financial position, results of operations and/or cash flows.
Reporting Comprehensive Income - Expense Disaggregation Disclosures
In November 2024, the FASB issued ASU No. 2024-03 Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. The ASU requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, the amendments require the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The ASU will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027 and will be applied on a prospective basis with the option to apply the standard retrospectively. The Company is currently evaluating the impact on its disclosures of adopting this new pronouncement.
Government Grants
In December 2025, the FASB issued ASU No. 2025-10 Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. This ASU adds guidance to ASC 832 on the recognition, measurement and presentation of government grants. It provides new authoritative rules for for-profit business accounting for government grants, defining how to recognize, measure, present and disclose them. The ASU will be effective for annual reporting periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impact on its disclosures of adopting this new pronouncement.
4.    ACQUISITIONS
ExoTerra Resource
On October 24, 2025, the Company acquired 100% of the equity securities of ExoTerra Resource, LLC (“ExoTerra”) for $93.4 million in consideration, which was comprised of $69.4 million in cash, $10.8 million in equity, $7.4 million in contingent consideration and $5.8 million in post-closing net working capital adjustments. ExoTerra aims to reduce the cost of space exploration by developing affordable technologies that minimize spacecraft mass, including high efficiency propulsion, miniaturization, In Situ resource utilization and reusable infrastructure. ExoTerra develops systems and technologies that solve the needs of micro-satellite constellations in the space industry. As of the acquisition date, ExoTerra was consolidated into the Company’s Defense and Space Technologies reporting segment.
Estes Energetics
On November 19, 2025, the Company acquired 100% of the equity securities of Estes Energetics (“Estes”) for $64.1 million in consideration, which was comprised of $54.6 million in cash and $9.5 million in equity. Estes designs and manufactures energetics and propulsion materials critical to U.S. defense and space systems. Estes is vertically integrated in the production of energetics, propulsion materials, and critical chemical compounds supporting missile defense, tactical munitions and space propulsion. As of the acquisition date, Estes was consolidated into the Company’s Defense and Space Technologies reporting segment.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
During the year ended December 31, 2025, the Company expensed as incurred acquisition-related costs of approximately $3.5 million related to ExoTerra and Estes. These costs were not included in the total purchase consideration paid by the Company and are included in selling, general, and administrative within its consolidated statements of operations.
The following table presents the net sales and net loss from ExoTerra and Estes included in the Company’s consolidated statements of operations during the year ended December 31, 2025:

	ExoTerra	Estes
Net sales	$9,208	$673
Net loss	$(1,058)	$(649)
The following unaudited pro forma summary presents consolidated information as if the business combinations had occurred on January 1, 2024:

Year Ended December 31, 2025	Voyager	ExoTerra	Estes	PF Adj (1)	Pro Forma Consolidated
Net sales	$166,419	$39,024	$2,090	$—	$207,533
Net loss	$(104,814)	$(6,210)	$(4,153)	$(6,161)	$(121,338)

Year Ended December 31, 2024	Voyager	ExoTerra	Estes	PF Adj (1)	Pro Forma Consolidated
Net sales	$144,180	$30,411	$4,333	$—	$178,924
Net loss	$(62,072)	$(2,161)	$(1,898)	$(7,408)	$(73,539)
_________________
(1)Pro-forma adjustments consist of additional amortization of acquired intangible assets.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The purchase price allocations for the Company’s acquisitions during 2025 are preliminary and subject to adjustment as the estimates, assumptions, valuations, and other analyses have not yet been finalized. The following table presents the provisional fair values of the assets acquired and liabilities assumed by the Company through the acquisitions of ExoTerra and Estes as of their respective acquisition dates:

	ExoTerra	Estes
ASSETS
Cash and cash equivalents	$1,612	$3,216
Accounts receivable	2,191	2,252
Contract assets	9,504	859
Inventories	970	1,455
Prepaid expenses and other current assets	2,622	122
Property and equipment	6,240	12,716
Operating lease right-of-use assets	6,366	3,286
Intangible asset - Trade name	2,200	2,100
Intangible asset - Customer relationships	3,400	15,000
Intangible asset - Developed technology	19,100	15,700
Goodwill(1)	57,290	28,276
Other assets	223	—
TOTAL ASSETS	$111,718	$84,982

LIABILITIES
Accounts payable	$1,393	$259
Contract liabilities	7,657	5,558
Operating lease liabilities	631	602
Accrued expenses and other current liabilities	2,903	3,707
Operating lease liabilities, non-current	5,735	2,684
Deferred tax liabilities	—	7,432
Other long-term liabilities	—	590
TOTAL LIABILITIES	$18,319	$20,832

Net assets acquired	$93,399	$64,150

__________________
(1)The acquired goodwill represents synergies with the Company’s Defense and Space Technologies segment. All of the goodwill acquired is tax deductible for ExoTerra, as the tax basis of goodwill exceeds the acquired goodwill. None of the goodwill acquired is tax deductible for Estes.
The following table presents the class and estimated useful life of the intangible assets acquired during the year ended December 31, 2025 via the ExoTerra and Estes acquisitions:

Asset Class	ExoTerra	Estes
Trade name	2 years	20 years
Customer relationships	5 years	4 to 10 years
Developed technology	6 years	20 years

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
ElectroMagnetic Systems, Inc.
On August 6, 2025, the Company acquired 100% of the equity securities of ElectroMagnetic Systems, Inc. (“EMSI”) for $32.7 million in consideration, which was comprised of $27.0 million in cash and $5.7 million in Class A common stock. EMSI is a radar AI software company serving high-priority U.S. defense and intelligence missions. EMSI specializes in synthetic aperture radar (“SAR”) exploitation using proprietary AI/ML models and synthetic training data pipelines. As of the acquisition date, EMSI was consolidated into the Company’s Defense and Space Technologies reporting segment. Based on preliminary analysis, the total fair value for the purchase was attributed to tangible assets of $3.9 million, intangible assets of $9.6 million, inclusive of $5.4 million for developed technology and $3.8 million for customer relationships/backlog, and goodwill of $21.6 million, offset by liabilities assumed of $2.4 million. The intangible assets are expected to be amortized over two to ten years. The acquired goodwill represents synergies with the Company’s Defense and Space Technologies segment, and none of the goodwill acquired is tax deductible. This acquisition was not considered material, individually or in the aggregate to the Company’s consolidated financial statements or segment results. As a result, no pro forma information has been provided.
Optical Physics Company
On May 2, 2025, the Company acquired 100% of the equity securities of Optical Physics Company (“OPC”) for $9.5 million in consideration, which was comprised of $6.7 million in cash, $1.0 million in Common stock and $1.8 million in contingent consideration. OPC provides competencies in building high precision optics; opto-mechanical assemblies and associated electronics, computer interfacing, signal acquisition and signal processing. As of the acquisition date, OPC was consolidated into the Company’s Defense and Space Technologies reporting segment. The total fair value for the purchase was attributed to tangible assets of $2.1 million, intangible assets of $5.5 million and goodwill of $4.0 million, offset by liabilities assumed of $2.1 million. All intangible assets are expected to be amortized over five years. This acquisition was not considered material, individually or in the aggregate to the Company’s consolidated financial statements or segment results. As a result, no pro forma information has been provided. None of the goodwill acquired is tax deductible.
ZIN Technologies, Inc.
On March 10, 2023, the Company acquired 100% of the equity securities of ZIN Technologies, Inc. (“ZIN”) for approximately $1.5 million in cash, $3.5 million in equity, $6.9 million in liabilities assumed and $9.1 million in contingent consideration. ZIN provides systems and highly engineered solutions to multiple launch vehicles, low-Earth orbit infrastructure projects, and spacecraft, develops microgravity research equipment, and brings expertise in the integration of complex space-related hardware and the development of rendezvous, docking, and related capabilities. These solutions have direct applications to Starlab and complement Voyager’s portfolio of space infrastructure and technology capabilities. For the year ended December 31, 2023, ZIN incorporated $53.5 million of net sales and $0.1 million of net loss in the consolidated statement of operations. The Company’s net sales for the year ended December 31, 2023 would have been $146.1 million and consolidated net loss of $24.2 million had the acquisition occurred on January 1, 2023.
5.    ACCOUNTS RECEIVABLE, NET

	December 31,
	2025	2024
Accounts receivable, billed	$29,917	$16,015
Allowance for expected credit losses	(98)	(655)
Accounts receivable, net	$29,819	$15,360

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
6.    PROPERTY AND EQUIPMENT, NET

	December 31,
	2025	2024
Equipment in orbit	$19,533	$19,533
Machinery and equipment	13,183	4,860
Leasehold improvements	3,187	2,276
Construction in progress	143,869	37,251
Building	906	—
IT related equipment	3,832	2,441
Property and equipment, gross	184,510	66,361
Less: Accumulated depreciation	(20,224)	(16,922)
Property and equipment, net	$164,286	$49,439
Depreciation expense on property and equipment was $4.9 million, $4.0 million and $3.8 million for the years ended December 31, 2025, 2024 and 2023, respectively.
7.    GOODWILL AND INTANGIBLE ASSETS, NET
The following table presents changes in the carrying amount of goodwill:

	Defense and Space Technologies	Starlab Space Stations	Total
Goodwill	$143,076	$4,747	$147,823
Accumulated impairment loss	(101,308)	—	(101,308)
Balance as of December 31, 2024	$41,768	$4,747	$46,515
OPC Acquisition	3,995	—	3,995
EMSI Acquisition	21,598	—	21,598
ExoTerra Acquisition	57,290	—	57,290
Estes Acquisition	28,276	—	28,276
Balance as of December 31, 2025	$152,927	$4,747	$157,674

Gross goodwill	$254,235	$4,747	$258,982
Accumulated impairment	(101,308)	—	(101,308)
Net goodwill	$152,927	$4,747	$157,674
Intangible assets, net consists of the following:

	Weighted-Average Remaining Life	December 31, 2025			December 31, 2024
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name	9 years	$10,372	$(3,341)	$7,031	$6,288	$(3,120)	$3,168
Customer relationships	7 years	57,820	(16,713)	41,107	35,176	(14,385)	20,791
Developed technology	11 years	58,742	(8,143)	50,599	16,750	(6,025)	10,725
Patents	6 years	263	(18)	245	$—	—	—
Total intangible assets, net	9 years	$127,197	$(28,215)	$98,982	$58,214	$(23,530)	$34,684
For the years ended December 31, 2025, 2024 and 2023, amortization expense on intangible assets was approximately $8.5 million, $9.6 million and $6.5 million, respectively. Amortization expense is presented within amortization of acquired intangibles in the Company’s consolidated statement of operations.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The following table presents the future estimated amortization of intangible assets:

Year	Estimated Future Amortization Expense
2026	$15,972
2027	15,639
2028	13,283
2029	12,929
2030	11,673
Thereafter	29,486
Total	$98,982
8.    INVESTMENTS
Investment in Max Space
In December 2025, the Company paid $10.0 million in cash for a 9.8% diluted investment in Max Space, Inc. (“Max Space”). The investment was made to collaborate on the development of human rated expandable modules to support lunar surface development. The Company accounts for its investment in Max Space under the cost method as the Company does not have the ability to exercise significant influence over Max Space.
No impairments have been identified and no further investments have been made as of December 31, 2025 and as such, the Company’s investment in Max Space remains at $10.0 million with 9.8% ownership as of that date. The asset is included in other assets in the Company’s consolidated balance sheets.
Investment in Plan Z
In December 2025, the Company paid $3.0 million in cash for a 5.0% diluted investment in Plan Z Capital, Inc. (“Plan Z”). The Company accounts for its investment in Plan Z under the cost method as the Company does not have the ability to exercise significant influence over Plan Z.
No impairments have been identified and no further investments have been made as of December 31, 2025 and as such, the Company’s investment in Plan Z remains at $3.0 million with 5.0% ownership as of that date. The asset is included in other assets in the Company’s consolidated balance sheets.
Investment in LatentAI
In July 2025, the Company paid $2.5 million in cash for a 3.3% diluted investment in LatentAI. The investment was made to seek potential technology alignments for future product portfolios and offerings. The Company accounts for its investment in LatentAI under the cost method as the Company does not have the ability to exercise significant influence over LatentAI.
No impairments have been identified and no further investments have been made as of December 31, 2025 and as such, the Company’s investment in LatentAI remains at $2.5 million with 3.3% ownership as of that date. The asset is included in other assets in the Company’s consolidated balance sheets.
9.    LEASES
The Company’s operating leases primarily consist of building and property lease rentals with remaining terms of 1 year to 38 years, subject to certain renewal options for a further 1 year to 5 years. Renewal options, which the Company is reasonably certain to exercise, are included in the lease term. The Company has immaterial finance leases for each the years ended December 31, 2025, 2024 and 2023.
For the year ended December 31, 2025, the Company’s total lease cost was $4.7 million, consisting of operating lease expense of $4.5 million and short-term lease expense of $0.2 million. For the year ended December 31, 2024,

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
the Company’s total lease cost was $4.1 million, consisting of operating lease expense of $3.6 million and short-term lease expense of $0.5 million. For the year ended December 31, 2023, the Company’s total lease cost was $3.6 million, consisting of operating lease expense of $3.4 million and short-term lease expense of $0.2 million. The lease cost is presented within selling, general, and administrative and cost of sales in the Company’s consolidated statements of operations.
The following table presents the future maturities of the operating lease liabilities as of December 31, 2025:

Year	Future Maturities of Operating Lease Liabilities
2026	$6,320
2027	5,401
2028	3,285
2029	2,000
2030	1,469
Thereafter	9,705
Total future minimum lease payments	28,180
Less: interest	(9,013)
Present value of future minimum lease payments	$19,167
The weighted-average remaining lease term related to operating leases was 7.0 years, 3.5 years and 3.8 years as of December 31, 2025, 2024 and 2023, respectively. The weighted-average discount rate related to operating leases was 7.7%, 9.0% and 7.0% as of December 31, 2025, 2024 and 2023, respectively.
10.    ACCRUED EXPENSES

	December 31,
	2025	2024
Accrued compensation	$18,708	$11,539
Accrued expenses	22,222	10,641
Accrued taxes	1,285	914
Accrued earnout	413	413
Other current liabilities(1)	32,844	16,087
Total accrued expenses	$75,472	$39,594
__________________
(1)Other current liabilities represent other provisional amounts the business has estimated it will be responsible for settling in the future primarily related to provisional amounts associated with business acquisition structures.
11.    DEBT
2030 Convertible Notes
On November 12, 2025, the Company issued new debt in the form of Convertible Senior Notes (the “2030 Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company issued an aggregate principal amount of $435.0 million with an option to the initial purchasers of the 2030 Convertible Notes to purchase up to an additional $65.0 million aggregate principal to cover overallotments. On November 24, 2025, the initial purchasers of the 2030 Convertible Notes exercised the option to purchase an additional $25.0 million principal of 2030 Convertible Notes. The 2030 Convertible Notes are general unsecured obligations of the Company and will mature on November 15, 2030, unless earlier converted, redeemed, or repurchased. The 2030 Convertible Notes will accrue interest at a rate of 0.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026. The total net proceeds from the offering, after deducting debt issuance costs, was $447.3 million. The 2030

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Convertible Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of November 12, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee.
Each $1,000 of principal of the 2030 Convertible Notes will initially be convertible into 32.2799 shares of Class A common stock under circumstances specified in the Indenture, equal to an initial conversion price of approximately $30.98 per share, to be settled in Class A common stock, cash, or a combination thereof at the Company’s election. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. Initially, the maximum number of shares of Class A common stock that are potentially issuable upon conversion of the 2030 Convertible Notes is 19,303,394, based on an initial maximum conversion rate of 41.9639 if all of the 2030 Convertible Notes are settled in shares of Class A common stock. These shares have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive in a net loss position.
The 2030 Convertible Notes will be convertible to either cash, shares of Class A common stock, or a combination at the Company’s election under the following circumstances:
(1)during any calendar quarter commencing after the calendar quarter ending on March 31, 2026 (and only during such calendar quarter), if the last reported sale price per share of the Class A common stock exceeds 130% of the conversion price for at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;
(2)during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal notes is less than 98% of the product of the last reported sale price of Class A common stock and the conversion rate on that trading day;
(3)upon the occurrence of certain corporate events or distributions on the Class A common stock;
(4)if the Company calls notes for redemption; and
(5)after August 15, 2030 until the close of business on the second scheduled trading day immediately before the maturity date.
The notes are redeemable in whole or in part after November 20, 2028 and on or before the 50th scheduled trading day immediately before the maturity date, at the option of the Company, but only if (i) the 2030 Convertible Notes are “Freely Tradable” (as defined in the Indenture) as of the date the Company sends the related redemption notice and all accrued and unpaid additional interest, if any, has been paid in full, as of the first interest payment date occurring on or before the date the Company sends such notice; and (ii) the last reported sales price per share of the Class A common stock is greater than 130% of the conversion price. If the 2030 Convertible Notes are not repurchased, redeemed, or converted prior to maturity, they will be settled at a cash price equal to principal plus any unpaid interest.
If a fundamental change as defined in the Indenture, occurs prior to the maturity date, holders of the 2030 Convertible Notes may require the Company to repurchase all or a portion of their notes for cash at a repurchase price equal to the principal plus accrued and unpaid interest.
As of December 31, 2025, the principal outstanding is $460.0 million. During the year ended December 31, 2025, the conditions allowing holders of the 2030 Convertible Notes to convert have not been met. The Company accounted for the issuance of the 2030 Convertible Notes as a single long-term liability measured at its amortized cost, as no other embedded features require bifurcation and recognition as derivatives.
Debt discount and issuance costs related to the 2030 Convertible Notes totaled $12.7 million for the year ended December 31, 2025 and are amortized to finance and interest expense, net, included within other income (expense), net on the Company’s consolidated statements of operations over the contractual term of the notes. The 2030 Convertible Notes mature on November 15, 2030. For the year ended December 31, 2025, there was $0.3 million in amortization of debt discount and issuance costs and interest was $0.5 million. The effective interest rate for the 2030 Convertible Notes is 1.3%.
The net carrying amount of the 2030 Convertible Notes was as follows:

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

December 31,
2025
Principal	$460,000
Unamortized debt issuance costs	(12,366)
Net carrying amount	$447,634
As of December 31, 2025, the total estimated fair value of the 2030 Convertible Notes approximates its carrying value. The fair value was determined based on level 2 inputs of quoted market prices.
Capped Call Transactions
In connection with the pricing of the 2030 Convertible Notes, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the initial purchasers in the offering of the 2030 Convertible Notes or their affiliates and certain other financial institutions. Pursuant to the Capped Call Transactions, the Company used approximately $66.7 million of the net proceeds from the offering of the 2030 Convertible Notes to fund the Capped Call Transactions. The Capped Call Transactions cover, subject to customary adjustments, the number of shares of Class A common stock initially underlying the 2030 Convertible Notes.
The Capped Call Transactions are expected generally to reduce the potential dilution to holders of the Company’s Class A common stock upon any conversion of the 2030 Convertible Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of 2030 Convertible Notes upon conversion of the 2030 Convertible Notes in the event that the market price per share of the Class A common stock is greater than the strike price of the Capped Call Transactions, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions was $59.58 per share, which represented a premium of approximately 150.0% over the last reported sale price of the Class A common stock on November 6, 2025, and is subject to certain adjustments under the terms of the Capped Call Transactions.
The Capped Call Transactions meet the criteria for classification in equity, are not remeasured each reporting period, and are included as a reduction to additional paid-in-capital within stockholders’ equity.
Prepaid Forward
In connection with the offering of the 2030 Convertible Notes, the Company entered into a prepaid forward stock purchase transaction (the “Prepaid Forward”) with one of the initial purchasers or its affiliates of the 2030 Convertible Notes ( the “Forward Counterparty”). Pursuant to the Prepaid Forward, the Company has paid an aggregate of approximately $131.1 million and expects to receive an aggregate of 5,503,464 shares of Class A common stock. The initial aggregate number of shares of the Company’s Class A common stock underlying the Prepaid Forward is 5,503,464 shares. If the Company pays a cash dividend on its Class A common stock, then the Forward Counterparty is required to pay an equivalent amount to the Company. The maturity date for the Prepaid Forward is scheduled to be November 15, 2030, although it may be settled earlier in whole or in part. Upon settlement of the Prepaid Forward, at maturity or upon any early settlement, the Forward Counterparty will deliver to the Company the number of shares of Class A common stock underlying the Prepaid Forward or the portion thereof being settled early. The Prepaid Forward Transaction has been accounted for as a reduction to additional paid-in capital, and will be considered treasury stock upon physical settlement. The shares purchased under the Prepaid Forward are treated as a reduction in additional paid-in capital and are outstanding for purposes of the calculation of basic and diluted earnings per share until the Forward Counterparty physically delivers the shares underlying the Prepaid Forward to the Company. The shares will remain outstanding for legal purposes, including for purposes of any future stockholders’ votes, until the Forward Counterparty delivers the shares underlying the Prepaid Forward to the Company. The Company’s Prepaid Forward hedge transaction exposes the Company to credit risk to the extent that its counterparty may be unable to meet the terms of the transaction. The Company mitigates this risk by limiting its counterparty to a major financial institution. As of December 31, 2025, no shares were delivered to the Company in connection with the Prepaid Forward.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Starlab Credit Facility
On December 18, 2025, the Company’s Joint Venture, Starlab Space LLC, entered into a credit agreement in the form of a revolving credit facility (the “Starlab Credit Facility”) with a syndicate of lenders, led by Texas Capital Bank (“TCB”), providing for aggregate commitments of $20.0 million. The proceeds will be used to provide working capital for operations, pay for expenses related to growth, as well as other general corporate purposes. The percentage of credit facility will be based on the amount of preferred equity raised. The Starlab Credit Facility has an initial maturity of three years from the closing date or upon denial of NASA contract. Borrowings under the Starlab Credit Facility bear interest based on SOFR rate plus basis points depending on total liquidity. In addition, the Company is required to pay an undrawn commitment fee ranging from 0.25% to 0.50% on the unused portion of the Starlab Credit Facility, also based on liquidity levels. The Starlab Credit Facility contains customary covenants, representations and warranties, and events of default, including, among others, restrictions on the incurrence of additional indebtedness, the creation of liens, certain fundamental changes, and certain restricted payments. Covenants include financial covenants, such as a minimum liquidity amount. As of December 31, 2025, the Company had no drawn amounts on the Starlab Credit Facility.
Credit Facility
On May 30, 2025, the Company entered into a new senior secured revolving credit facility (the “Credit Facility”) with a syndicate of lenders, led by JP Morgan Chase Bank, N.A., providing for aggregate commitments of $200.0 million. The Credit Facility is being used for working capital and other general corporate purposes. The Credit Facility has an initial maturity of four years from the closing date and includes an uncommitted accordion feature that permits the Company, subject to certain conditions, to request an increase in the aggregate commitments by up to an additional $150.0 million, for a total potential facility size of $350.0 million. Borrowings under the Credit Facility bear interest at a variable rate based on Adjusted Term SOFR plus an applicable margin. The applicable margin for borrowings ranges from 2.25% to 2.75%, depending on the Company’s consolidated liquidity levels, as defined in the agreement. In addition, the Company is required to pay an undrawn commitment fee ranging from 0.25% to 0.30% on the unused portion of the Credit Facility, also based on liquidity levels. The Credit Facility contains customary covenants, representations and warranties, and events of default, including, among others, restrictions on occurrence of additional indebtedness, the creation of liens, certain fundamental changes, and certain restricted payments. Covenants include financial covenants, such as a minimum liquidity amount as of the last day of each fiscal quarter and minimum consolidated revenue amounts over a trailing four quarter period. The Company was in compliance with all financial covenants as of December 31, 2025. The obligations under the Credit Facility are secured by substantially all of the Company’s and its domestic subsidiaries’ assets, with the exception of Starlab, subject to certain customary exceptions.
During the year ended December 31, 2025, the Company used the Credit Facility to draw down $64.5 million and repay its outstanding Term Loan commitment. The withdrawn funds were repaid the same day to the Credit Facility. As of December 31, 2025, the Company had no drawn amounts on the Credit Facility.
Debt Extinguishment
On June 30, 2025, the Company used its Credit Facility to extinguish the Term Loan, as defined below, and repaid the principal balance, accrued interest, and an early termination premium for $64.4 million, which resulted in a loss on debt extinguishment of $5.7 million. The draw from the credit facility was subsequently repaid the same day, leaving no outstanding amounts drawn under the Credit Facility on December 31, 2025.
Term Loan
On June 28, 2024, Voyager and its domestic subsidiaries, excluding Starlab, entered into a $58.0 million Loan and Security Agreement (“Credit Agreement”) with the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent, which provided for a $58.0 million term loan (the “Term Loan”). The Company incurred approximately $1.7 million in debt issuance costs and recorded a debt discount of approximately $8.5 million. The Company used the proceeds from the Term Loan to retire the 2023 Term Note resulting in a loss on debt extinguishment of $10.7 million.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The Term Loan was set to mature on July 1, 2028. The Term Loan bore interest at a variable annual rate equal to the sum of (a) the greater of (i) the Wall Street Journal Prime Rate or (ii) 8.50%, and (b) 1.25% per annum. The Term Loan bore additional interest, which is equal to 2.50% of the total outstanding principal, computed daily based on the actual number of days elapsed and added to the outstanding principal balance. The Term Loan also included an end of term fee of 5.50% of the $58.0 million initial principle, or $3.2 million. In connection with the Term Loan, the Company was required to maintain a compensating cash balance of $12.5 million.
The Company’s long-term debt associated with the Term Loan consisted of the following (in thousands):

	December 31,
	2025	2024
Principal	$—	$65,972
Less: debt issuance cost & discounts, net of amortization	—	(8,981)
Net carrying amount	—	56,991
Less: current portion	—	—
Total long-term debt, net	$—	$56,991
2024 Convertible Notes
During the year ended December 31, 2024, Starlab Space LLC entered into convertible promissory note agreements (“2024 Convertible Notes”) for a total principal of approximately $10.1 million. In January 2025, Starlab Space LLC raised an additional $0.1 million.
The 2024 Convertible Notes were convertible into equity units upon the following: (i) a qualified financing event, defined as a transaction or series of transactions pursuant to which Starlab Space LLC issues shares of any class or series of equity securities to one or more investors, including any of the lenders with the principal purpose of raising capital that raises gross proceeds of at least $10.0 million, excluding the amount represented by the conversion of any outstanding indebtedness in accordance with their respective terms; (ii) at the option of the lender upon a nonqualified financing event; (iii) a liquidity event, defined as a consolidation or merger with another corporation, entity, or person or other event through which the unit holders, immediately prior to such consolidation or merger, own less than 50% of the voting power of the surviving entity, immediately after such consolidation or merger, a sale or other disposition of substantially all Starlab Space LLC’s assets, or the closing of Starlab Space LLC’s first underwritten public offering; and (iv) the maturity date. Upon a conversion event described in (i) or (ii), the 2024 Convertible Notes would have converted into the same class and series of units as those sold as part of the financing event. Upon a conversion event described in (iii) or (iv), the 2024 Convertible Notes would have converted into Class A-1 Units of Starlab Space LLC. The number of Class A-1 Units issued would have been equal to (1) the outstanding principal balance of the note and all accrued and unpaid interest due, divided by (2) 85% of the price per unit paid by the investors to purchase the new securities in the subsequent financing.
The Company evaluated the features of the 2024 Convertible Notes and determined that items (i) and (ii) met the definition of embedded derivatives as they are not clearly and closely related to the debt host instrument and were bifurcated and measured at fair value. The fair value was measured using the scenario based method inside the “with and without” method and resulted in a value of approximately $3.1 million at inception which was recorded as a discount on the convertible notes. The key assumptions utilized in the valuation were the scenario timing, mandatory conversion discount, discount rate, and scenario probabilities. On April 8, 2025, the Company contributed an additional $15.0 million into Starlab Space LLC through Voyager Ventures, LLC, a wholly owned subsidiary of the Company. This was deemed a “qualified financing event,” as described under item (i) above and, pursuant to the terms of the promissory note agreement, the 2024 Convertible Notes converted into Starlab Space LLC equity held by passive equity members.
As of December 31, 2025, due to the conversion, there was no remaining balance outstanding under the 2024 Convertible Notes. The conversion liquidated the embedded and convertible note balance into equity with a resulting loss on conversion of $2.1 million.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
SMI Promissory Note
In May and June 2023, Voyager acquired additional shares of Space Micro Inc (“SMI”) from certain minority stockholders in exchange for Promissory Notes in aggregate amount of approximately $28.4 million. In October 2024, the Promissory Notes were modified for certain shareholders to be payable in the Company’s equity securities at the earlier of October 2, 2025 or the completion of its initial public offering, and for other shareholders at the earlier of October 2, 2026 or the completion of its initial public offering. In alignment with the terms of the SMI Promissory Notes, these notes were converted into Class A common stock upon the Company’s successful initial public offering during June 2025. As a result of the conversion, the SMI Promissory Notes have been retired in full. The Company had no outstanding balance as of December 31, 2025 and an outstanding balance of approximately $24.6 million as of December 31, 2024.
12.    REDEEMABLE PREFERRED STOCK
Class A-1 Redeemable Preferred Stock
The Company’s Certificate of Incorporation was amended to create and designate 7.5 million authorized shares of Class A-1 redeemable preferred stock (the “Class A-1 Preferred Stock”) with a par value of $0.0001 per share that were issued in February 2021.
The Class A-1 Preferred Stock (i) rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to Company common stock, on parity with the Class B convertible preferred stock (“Class B Preferred Stock”), and junior to Class A preferred stock (“Class A Preferred Stock”) and Class C convertible preferred stock (“Class C Preferred Stock”); the liquidation preference is $6.67 per share, subject to an additional amount for any accrued and unpaid dividends (ii) accrue dividends at an initial rate of 8% per annum, increasing annually by 2%, up to maximum rate of 16% per annum, payable when, as and if declared by the Board, and shall be cumulative; (iii) may be redeemed, at the option of the holder, for cash on or after the fifth anniversary of the issuance of the shares at a redemption price equal to the then applicable accrued value per share; (iv) may be converted by the holder at any time into Company common stock or by the Company upon a qualifying public offering by the Company or prior to a fundamental change, as defined; and (v) have voting rights with respect to certain Company matters, as defined.
The initial carrying amount of the Class A-1 Preferred Stock was recorded at its fair value at the date of issuance, net of issuance costs. The carrying amount is periodically increased by amounts representing dividends not currently declared or paid but which ultimate payment is not solely within the control of the Company. Therefore, the Class A-1 Preferred Stock is held at carrying value. During the year ended December 31, 2025, the Class A-1 Preferred Stock accrued dividends of approximately $7.3 million, equal to $1.05 per share prior to the conversion and redemption of Class A-1 Preferred Stock shares upon the Company’s IPO. During the year ended December 31, 2024, the Class A-1 Preferred Stock accrued dividends of approximately $13.3 million, equal to $1.92 per share.
The table below is a summary of the shares of Class A-1 Preferred Stock at December 31, 2025 (in thousands, except for shares and per share):

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

(dollars in thousands)	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2022	6,967,720	$70,076	$8.83	$82,161
Dividends accrued on Class A-1 redeemable preferred stock	—	10,072	—	10,072
Balance at December 31, 2023	6,967,720	$80,148	$8.83	$92,233
Dividends accrued on Class A-1 redeemable preferred stock	—	13,348	—	13,348
Balance at December 31, 2024	6,967,720	$93,496	$8.83	$105,581
Dividends accrued on Class A-1 redeemable preferred stock	—	7,331	—	7,331
Redemptions of Class A-1 redeemable preferred stock and conversions to Class A common stock upon initial public offering	(6,967,720)	(100,827)	(8.83)	(112,912)
Balance at December 31, 2025	—	$—	$—	$—
13.    REDEEMABLE NONCONTROLLING INTERESTS
The Company acquired controlling interest in certain entities whose minority interest holders have the right, at certain times, to require the Company to acquire their ownership interest. As a result of these redemption features, the Company recorded the respective redeemable noncontrolling interests within temporary, or mezzanine, equity on the Company’s consolidated balance sheets. The following presents the rights of the redemption minority interest of the respective acquired entities.
Altius Space Machines, Inc.
During the year ended December 31, 2024, the Company redeemed the remaining interest in Altius with insignificant cash impact and increased its ownership interest to 100%.
XO Markets Holdings, Inc.
During the year ended December 31, 2025, the Company purchased the remaining interest in XO for $3.6 million in cash and $1.4 million in Voyager equity in a swap of XO common shares for Voyager Common stock, to increase the ownership to 100%.
Valley Tech Systems, Inc.
During the year ended December 31, 2024, the Company purchased additional interest in VTS’s ownership for $9.5 million. As a result of the transactions that occurred in 2024, the Company’s ownership interest in VTS increased from 69.7% to 84.0%.
During the year ended December 31, 2025, the Company purchased the remaining interest in VTS for $7.0 million in cash and $3.3 million in Voyager equity in a swap of VTS common shares for Voyager Common stock, to increase the ownership to 100%.
Space Micro Inc.
During the year ended December 31, 2024, the Company acquired the remaining interest in SMI for an immaterial amount of cash and Voyager Common stock.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The following table presents the changes in redeemable noncontrolling interest:

	Altius	XO	VTS	SMI	Total
Balance at December 31, 2023	$(885)	$22,014	$20,046	$1,582	$42,757
Net income (loss) attributable to redeemable noncontrolling interests	2	(37)	335	(34)	266
Redemptions of redeemable noncontrolling interests	883	(435)	(9,492)	(1,548)	(10,592)
Balance at December 31, 2024	$—	$21,542	$10,889	$—	$32,431
Net income (loss) attributable to redeemable noncontrolling interests	—	(302)	87	—	(215)
Redemptions of redeemable noncontrolling interests	—	(21,240)	(10,976)	—	(32,216)
Balance at December 31, 2025	$—	$—	$—	$—	$—
14.    STOCKHOLDERS’ EQUITY
As of December 31, 2025, the total number of shares of all classes of stock for which the Company shall have authority to issue is 400,000,000 shares of Class A common stock, par value of $0.0001 per share and 50,000,000 shares of Class B common stock, par value of $0.0001 per share.
Class A common stock and Class B common stock
The rights of the holders of the Company’s Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights. Each share of the Company’s Class A common stock is entitled to one vote per share. Each share of the Company’s Class B common stock is entitled to 15 votes per share. Holders of shares of the Company’s Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or the Company’s Amended and Restated Certificate of Incorporation. Each share of the Company’s Class B common stock is convertible into one share of Class A common stock at any time at the election of the holder and will convert automatically upon any transfer, except for permitted transfers.
Common Stock
During the year ended December 31, 2025, the Company issued 2.0 million shares of its common stock related to capital raises, acquisition consideration, non-cash services acquired and warrants issued. The Company converted 15.3 million shares during the year ended December 31, 2025. During the year ended December 31, 2024, the Company issued 0.9 million shares of its common stock related to the SMI Promissory Note settlement, non-cash services acquired and redemption of noncontrolling interest in SMI.
Class A Preferred Stock
During the year ended December 31, 2025, the Company converted the sole share of Class A Preferred Stock outstanding to Class B common stock upon the Company’s IPO. No shares authorized, issued and outstanding as of December 31, 2025.
Class B Convertible Preferred Stock
During the year ended December 31, 2024, the Company had 3.3 million shares issued and outstanding. During the year ended December 31, 2025, the Company converted all 3.3 million shares of Class B Convertible Preferred stock to Class A common stock upon the Company’s IPO. No shares authorized, issued or outstanding as of December 31, 2025. The table below is a summary of the shares (in thousands, except for shares and average issue price):

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

(dollars in thousands)	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2024	3,285,995	$132,835	$37.29	$146,454
Dividends accrued on Class B Convertible preferred stock	—	3,927	—	3,927
Conversion of Class B Convertible Preferred Stock to Class A common stock	(3,285,995)	(136,762)	(37.29)	(150,381)
Balance at December 31, 2025	—	$—	$—	$—
Class C Preferred Stock
During the year ended December 31, 2024, the Company had 1.5 million shares issued and outstanding. During the year ended December 31, 2025, the Company issued an additional 2.8 million shares. The Company then converted all 4.3 million shares of Class C Preferred Stock to Class A common stock upon its IPO.
The table below is a summary of the shares (in thousands, except for shares and average issue price):

(dollars in thousands)	Shares Issued	Carrying Value	Average Issue Price	Liquidation preference
Balance at December 31, 2024	1,537,818	$63,464	$43.82	$67,387
Issuance of Class C Convertible Preferred Stock, net	2,765,087	110,782	43.82	121,166
Conversion of Class C Convertible Preferred Stock to Class A common stock	(4,302,905)	(174,246)	(43.82)	(188,553)
Balance at December 31, 2025	—	$—	$—	$—
Warrants
During the year ended December 31, 2021, the Company issued 72,467 of warrants convertible into the Company’s common stock at an exercise price of less than $0.01 per share, and all 72,467 warrants were exercised during the year ended December 31, 2025. During the year ended December 31, 2025, the Company also issued 130,334 of warrants convertible into the Company’s Class A Common stock at an exercise price of $29.21 per share.
On March 10, 2023, separately, but concurrently with the issuance of the 2023 Term Note (Note 11, “Debt”), which was extinguished during the year ended December 31, 2024, the Company issued 699,743 of warrants convertible into the Company’s common stock at an exercise price of $26.09 per share to the same bank counterparty as the 2023 Term Note (the “Term Note Holder”). Additionally, on March 29, 2024, in connection with the Amendment 1 to the 2023 Term Note, the Company issued 175,850 warrants convertible into the Company’s common stock at an exercise price of $26.88 per share to the same bank counterparty as the 2023 Term Note. During the year ended December 31, 2024, the Company reclassified the equity to liability warrants related to the 2023 Term Note from additional paid-in capital to accrued expenses and other current liabilities for $2.5 million and recorded an additional expense of $1.5 million into gain (loss) on debt extinguishment based on the fair value of these warrants.
Treasury Stock Repurchase
On November 12, 2025, the Company used approximately $27.7 million of the net proceeds of the offering of the 2030 Convertible Notes to repurchase 1.2 million shares of Class A common stock. The purchase price of the treasury stock was $23.83 per share. Treasury stock repurchases are not included in the weighted-average shares outstanding calculation as they are considered shares issued but not outstanding.
15.    STOCK-BASED COMPENSATION
2025 Incentive Award Plan
In connection with the IPO on June 12, 2025 (“effective date”), the Company adopted the 2025 Incentive Award Plan (“2025 Plan”), under which the Company may grant cash and equity-based incentive awards which include, but are not limited to, Restricted Stock Awards (“RSAs”), Restricted Stock Units (“RSUs”) and Stock Options to employees, directors and consultants to the Company or its subsidiaries.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The aggregate number of shares of Class A common stock or Class B common stock, if determined by the plan administrator, available for issuance under the 2025 Plan as of the effective date of the 2025 Plan was 5.4 million shares. The amount of shares available for issuance is eligible to increase on the first day of each calendar year beginning January 1, 2026 and ending on and including January 1, 2035 by the lesser of (i) 5% of the shares of Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year and (ii) such lesser amount as determined by the Company’s Board of Directors. As of December 31, 2025, approximately 4.2 million shares were available for future grants under the 2025 Plan.
RSAs and RSUs
The following table presents the Company’s employee and non-employee RSA activity:

	RSA Awards	Weighted-Average Grant Date Fair Value
Nonvested RSAs outstanding as of December 31, 2024	—	$—
Issued	934,032	30.71
Forfeited	54,250	31.00
Nonvested RSAs outstanding as of December 31, 2025	879,782	$30.70
The Company issued 807,750 RSAs associated with the Voyager IPO in June 2025. The fair value of the RSAs granted was $31.00 per share based on the grant date associated with the Voyager IPO when all terms and conditions were approved and communicated to employees. The RSAs have service-only vesting conditions and vest after each of the third, fourth and fifth years of service.
The Company issued an additional 126,282 RSAs, subsequent to the Voyager IPO in June 2025, during the year ended December 31, 2025. These additional RSAs have service-only vesting conditions and primarily vest over a four year service period beginning after the first year of service. All RSAs granted to employees are considered legally issued and outstanding for voting purposes. However, for accounting and dilution purposes, only vested awards are considered issued and outstanding.
Stock-based compensation expense related to RSAs for the year ended December 31, 2025 was $4.5 million. As of December 31, 2025, total unrecognized compensation expense was approximately $22.6 million, which is expected to be recognized over a weighted-average period of approximately 4.3 years.
The following table presents the Company’s employee and non-employee RSU activity:

	RSU Awards	Weighted-Average Grant Date Fair Value
Nonvested RSUs outstanding as of December 31, 2024	—	$—
Issued	168,624	22.42
Forfeited	—	—
Nonvested RSUs outstanding as of December 31, 2025	168,624	$22.42
The Company issued 168,624 RSUs during the year ended December 31, 2025. The RSUs have service-only vesting conditions and primarily vest over a four year service period beginning after the first year of service.
Stock-based compensation expense related to RSUs for the year ended December 31, 2025 was $0.1 million. As of December 31, 2025, total unrecognized compensation expense was approximately $3.6 million, which is expected to be recognized over a weighted-average period of approximately 3.6 years.
2020 and 2025 Incentive Award Plan - Options
The Company has granted options under the 2020 Incentive Award Plan; however, following the effectiveness of the 2025 Plan, no further grants will be made under the 2020 Plan. During the year ended December 31, 2025, the Company issued additional stock options under the 2025 Plan with terms materially consistent with those previously issued under the 2020 Plan. Stock-based compensation expense for options outstanding was $14.3 million for the

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
year ended December 31, 2025. Stock-based compensation expense for the 2020 Plan options was approximately $3.8 million and $2.1 million for the years ended December 31, 2024 and 2023, respectively.
The following table presents the Company’s employee and non-employee stock option activity (in thousands, except for shares and per share amounts):

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair value	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	1,512,059	$10.39	$4.09	8.4	$3,939
Granted	1,369,500	12.99	3.29	9.6
Forfeited	(76,499)	9.65	3.85	7.3
Outstanding as of December 31, 2023	2,805,060	$11.69	$3.71	8.5	$4,324
Granted	1,024,230	13.64	9.73	9.4
Forfeited	(234,893)	16.01	8.43	7.9
Exercised	(1,935)	11.01	5.13	8.3
Outstanding as of December 31, 2024	3,592,462	$11.97	$5.12	8.0	$36,002
Granted	1,264,766	24.26	19.24	9.2
Forfeited	(145,065)	16.83	12.23	8.1
Exercised	(116,746)	8.57	9.60	7.2
Outstanding as of December 31, 2025	4,595,417	$15.34	$8.68	7.6	$52,149
Options vested and exercisable as of December 31, 2025	3,404,182	$12.08	$4.95	7.0
Nonvested as of December 31, 2025	1,191,235	$24.41	$19.09	9.3
As of December 31, 2025, 2024 and 2023, total unrecognized compensation expense was approximately $19.9 million, $11.5 million and $6.6 million, respectively, which is expected to be recognized over a weighted-average period of approximately 3.3 years, 2.0 years and 2.4 years, respectively.
The following table presents the Black-Scholes option pricing model assumptions used to estimate grant date fair values:

Years Ended December 31,
	2025	2024	2023
Common stock price	$27.29 - $39.89	$13.07 - $32.05	$12.03 - $14.22
Exercise price	$21.76 - $34.99	$9.48 - $26.88	$9.48 - $23.12
Expected term (years)	6.1 - 6.1	1.7 - 2.2	1.9 - 2.3
Expected volatility	69.7% - 75.9%	64.0% - 75.0%	75.0% - 92.0%
Expected dividend yield	—	—	—
Risk-free interest rate	3.6% - 4.2%	4.1% - 4.8%	3.9% - 4.9%

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
16.    NET SALES
Disaggregation of Net Sales
The following tables present the disaggregation of net sales from contracts with our customers:

Year Ended December 31, 2025	Defense and Space Technologies	Starlab Space Stations	Elims	Total
U.S. Government	$143,203	$—	$—	$143,203
International Government	2,165	—	—	2,165
Commercial	24,290	—	(3,239)	21,051
Total net sales	$169,658	$—	$(3,239)	$166,419

Year Ended December 31, 2024	Defense and Space Technologies	Starlab Space Stations	Elims	Total
U.S. Government	$121,025	$—	$—	$121,025
International Government	2,347	—	—	2,347
Commercial	27,852	—	(7,044)	20,808
Total net sales	$151,224	$—	$(7,044)	$144,180

Year Ended December 31, 2023	Defense and Space Technologies	Starlab Space Stations	Elims	Total
U.S. Government	$93,473	$—	$—	$93,473
International Government	1,044	—	—	1,044
Commercial	45,408	—	(3,863)	41,545
Total net sales	$139,925	$—	$(3,863)	$136,062
The approximate revenue based on geographic location of customers is as follows:

	Years Ended December 31,
	2025	2024	2023
U.S.	$150,897	$128,869	$133,328
Europe	13,720	14,468	614
Other	1,802	843	2,120
Total net sales	$166,419	$144,180	$136,062
The Company recognizes the material portion of its sales based on an over time revenue recognition criteria. For the year ended December 31, 2025, the Company recognized approximately 0.9% of its sales using the point in time methodology, with the majority of sales using the over time revenue recognition criteria. For the comparative periods ended December 31, 2024 and December 31, 2023, the Company recognized approximately 2.6% and 1.3% of sales under the point in time recognition criteria.
Contract Balances
Contract assets arise when revenue has been recognized for amounts which cannot or have not yet been billed under terms of the contract with the customer. Contract liabilities arise when consideration is received from a customer prior to being earned and are recognized as revenue when the Company satisfies the related performance obligation under the terms of the contract. The following table presents the Company’s contract assets and liabilities:

	December 31,
	2025	2024
Contract assets (current and non-current)	$40,208	$24,128
Contract liabilities (current and non-current)	$32,237	$24,127

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
Contract assets increased primarily due to a difference in timing of billing on cost plus programs and revenue recognition. The increase in contract liabilities was driven primarily by the timing difference of milestone billing and revenue recognition.
The amount of revenue recognized for the years ended December 31, 2025, 2024 and 2023 that was included in the contract liability balance at the beginning of the year was $16.3 million, $8.2 million and $9.2 million, respectively.
Performance Obligations
As of December 31, 2025, 2024 and 2023, the Company had approximately $146.1 million, $101.7 million and $86.5 million, respectively, of remaining performance obligations associated with contracts. The Company will recognize net sales as these obligations are satisfied. The Company expects to recognize net sales relating to existing performance obligations of approximately $111.8 million for the fiscal year 2026, $22.6 million for the fiscal year 2027 and $11.7 million thereafter.
17.     SEGMENT REPORTING
The Company’s business is organized into market sectors based on its products and services and has two reportable segments: (i) Defense and Space Technologies and (ii) Starlab Space Stations. The Company organizes its reportable segments based on the nature of the products and services offered and the economic characteristics of its operating businesses.
Transactions between segments are generally negotiated and accounted for under terms and conditions similar to other government and commercial contracts. The reconciling item “corporate expense” includes the portion of corporate costs not considered allocable to the segments, such as legal, management and administration, and other corporate unallocable costs.
The Company’s CODM is the CEO and Chairman. The CODM uses net sales and Adjusted EBITDA to assess segment performance and make decisions regarding the allocation of capital and other investments. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, and amortization) adjusted for certain items affecting comparability as specified in the calculation. During the second quarter of 2025, the Adjusted EBITDA metric used within the business by the CODM was modified to remove non-cash services as an add back. In alignment with ASC 280-10-50-36, the Company has recast its prior period Adjusted EBITDA measures to align with the new composition of the metric and the current financial benchmark used to monitor operations of the segments. These costs were historically only prevalent within the Starlab Space Stations segment and at the Corporate level.
Adjusted EBITDA is used to monitor budget versus actual results. The CODM also uses Adjusted EBITDA in analysis of the operational performance of each reporting segment. The CODM considers budget-to-actual variances on a quarterly basis for both profit measures when making decisions about allocating capital and personnel to the segments. The monitoring of budgeted versus actual results is used in assessing performance of the segments and in establishing management’s compensation. The CODM does not review segment expense items pursuant to ASC 280-10-50-26A. Therefore, the Company does not disclose these expense items by segment. The CODM does not use assets by segment to evaluate performance or allocate resources. Therefore, the Company does not disclose assets by segment.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The following table summarizes the operating performance of the Company’s segments:

	Years Ended December 31,
	2025	2024	2023
Net Sales:
Defense and Space Technologies	$169,658	$151,224	$139,925
Starlab Space Stations	—	—	—
Total Net Sales, reportable segments	169,658	151,224	139,925
Intersegment eliminations	(3,239)	(7,044)	(3,863)
Total Net Sales	$166,419	$144,180	$136,062

Other Segment Expenses(1):
Defense and Space Technologies	$174,986	$146,324	$135,538
Starlab Space Stations	18,724	14,065	(12,569)
Total Other Segment Expenses, reportable segments	193,710	160,389	122,969
Intersegment eliminations	(3,239)	(7,044)	(3,863)
Corporate and other expenses	45,887	20,886	15,535
Total Other Segment Expenses	236,358	174,231	134,641

Adjusted EBITDA:
Defense and Space Technologies	$(5,328)	$4,900	$4,387
Starlab Space Stations	(18,724)	(14,065)	12,569
Total Adjusted EBITDA, reportable segments	(24,052)	(9,165)	16,956
Intersegment eliminations	—	67	—
Corporate and other expenses	(45,887)	(20,886)	(15,535)
Depreciation and amortization	(13,415)	(13,595)	(10,294)
Stock-based compensation	(18,917)	(3,761)	(2,707)
Impairment	—	(3,594)	—
Finance and interest expense, net	(6,821)	(12,016)	(10,590)
Net (loss) income attributable to noncontrolling interests	(7,518)	(3,556)	240
Interest income	11,590	1,875	75
Other(2)	(7,752)	(2,705)	(3,002)
Loss before taxes	(112,772)	(67,336)	(24,857)
__________________
(1)Other Segment Expenses consist of cost of sales, research and development, selling, general, and administrative and other income or expense items which are not deducted when calculating Adjusted EBITDA.
(2)Other consists of acquisition costs, restructuring, impairment, and other income or expense items which are deducted when calculating Adjusted EBITDA. In prior period filings, ‘Interest income’ was grouped into this line item. For the year ended December 31, 2025, it was broken out due to materiality.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The Company’s capital expenditures and depreciation and amortization expense are as follows:

Year Ended December 31, 2025	Defense and Space Technologies	Starlab Space Stations	Corporate	Total
Capital expenditures:
Property and equipment	$6,973	$137,505	$196	$144,674
Total capital expenditures	$6,973	$137,505	$196	$144,674

Depreciation and amortization expense	$13,352	$10	$53	$13,415

Year Ended December 31, 2024	Defense and Space Technologies	Starlab Space Stations	Corporate	Total
Capital expenditures:
Property and equipment	$3,322	$79,381	$—	$82,703
Total capital expenditures	$3,322	$79,381	$—	$82,703

Depreciation and amortization expense	$13,514	$—	$81	$13,595

Year Ended December 31, 2023	Defense and Space Technologies	Starlab Space Stations	Corporate	Total
Capital expenditures:
Property and equipment	$1,459	$15,691	$60	$17,210
Total capital expenditures	$1,459	$15,691	$60	$17,210

Depreciation and amortization expense	$10,218	$—	$76	$10,294
Substantially all of the Company’s long-lived tangible assets were in the United States as of December 31, 2025, 2024 and 2023.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
18.    INCOME TAXES
(Benefit) Provision for Income Taxes
The components of income (loss) before income taxes are as follows:

	Years Ended December 31,
	2025	2024	2023
U.S.	$(112,349)	$(67,297)	$(23,994)
Non-U.S.	(423)	(39)	(863)
Loss before taxes	$(112,772)	$(67,336)	$(24,857)
The components of the expense (benefit) for income taxes are as follows:

	Years Ended December 31,
	2025	2024	2023
Current:
Federal	$(23)	$773	$933
State	61	133	408
Total current income tax expense	$38	$906	$1,341

Deferred:
Federal	$(1,243)	$(2,213)	$(648)
State	765	(401)	(352)
Total deferred tax benefit	$(478)	$(2,614)	$(1,000)

Total income tax (benefit) expense	$(440)	$(1,708)	$341
The Company adopted ASU 2023-09 “Income Taxes (Topic 740): Improvements To Income Tax Disclosures” on a retrospective basis beginning with the year ended December 31, 2023. The following table presents the required disclosures pursuant to ASU 2023-09 and reconciles the U.S. federal statutory income tax amount to the global effective amount (in thousands, except for percentages):

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)

	Years Ended December 31,
	2025		2024		2023
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Income tax benefit at federal statutory rate	$(23,682)	21.0%	$(14,140)	21.0%	$(5,220)	21.0%
State and local income taxes, net of federal benefit	748	(0.7)%	(813)	1.2%	(438)	1.8%
Foreign tax effects	89	(0.1)%	(4)	—%	142	(0.6)%
Change in valuation allowance	17,436	(15.5)%	12,865	(19.1)%	5,832	(23.5)%
Nontaxable or nondeductible items:
Stock-based compensation	1,549	(1.4)%	469	(0.7)%	293	(1.2)%
Change in fair value of earnout liability	52	—%	(1,188)	1.8%	(676)	2.7%
Transaction costs or permanent adjustments	687	(0.6)%	140	(0.2)%	220	(0.9)%
Noncontrolling interest	1,534	(1.4)%	803	(1.2)%	—	—%
Other:
PPA adjustment	1,580	(1.4)%	—	—%	—	—%
Other	(433)	0.4%	160	(0.2)%	188	(0.8)%
Total income tax (benefit) expense and effective tax rate	$(440)	0.4%	$(1,708)	2.5%	$341	(1.4)%
During the years ended December 31, 2025, 2024 and 2023, there was no impact to the income tax rate as a result of effects of changes in tax laws or rates enacted in the current period, effects of cross-border tax laws, changes in unrecognized tax benefits, or tax credits, and as such the Company has excluded from the ASU 2023-09 rate reconciliation above.
The effective tax rate for the Company differs from the U.S. federal income tax rate of 21% primarily due to the offset of the tax benefits associated with losses of the consolidated group by the valuation allowance. Additionally, there were reconciling items related to noncontrolling interest in the Company’s ownership in the pass-through investment, Starlab Space LLC, stock-based compensation and state income tax expense. State taxes in Arizona, California, Ohio and Texas comprised the majority of the tax effect within the state tax net of federal benefit effects within the effective tax rate.
Deferred Tax Assets and Liabilities
The Company applies the asset and liability method to account for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the Company’s consolidated financial statements carrying amount of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The components of net deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2025	2024
Deferred Tax Assets:
Net operating losses	$50,636	$23,278
Research and other credit carryforwards	3,749	3,104
Accruals and reserves	692	1,411
Stock-based compensation	2,768	847
Deferred revenue	1,878	1,219
Capitalized research and development	11,305	13,457
Lease liabilities	4,740	2,148
Interest	4,809	4,554
Other	871	919
Total gross deferred tax assets	81,448	50,937
Less: Valuation allowance	(48,664)	(40,257)
Total deferred tax assets	$32,784	$10,680

Deferred Tax Liabilities:
Property and equipment	$(1,846)	$(1,118)
Intangible assets	(18,209)	(7,710)
Lease assets	(4,470)	(1,901)
Investment in subsidiaries	(16,194)	1,076
Method change §481(a) adjustment	(842)	(1,062)
Unrealized gains and losses	(81)	(77)
Total gross deferred tax liabilities	$(41,642)	$(10,792)

Net deferred tax liabilities	$(8,858)	$(112)
For the years ended December 31, 2025 and 2024, the Company had approximately $214.3 million and $98.2 million, respectively, of federal net operating loss carryforwards, of which none and $0.5 million are subject to expiration beginning in 2035, respectively.
For the years ended December 31, 2025 and 2024, the Company had approximately $121.2 million and $49.6 million, respectively, of post-apportionment state net operating loss carryforwards, of which $47.7 million and $39.3 million are subject to expiration beginning in 2035, respectively.
For the years ended December 31, 2025 and 2024, the Company had approximately $3.3 million and $2.7 million, respectively, of federal research and development credit carryforwards, of which the full balances are subject to expiration beginning in 2034.
For the years ended December 31, 2025 and 2024, the Company had approximately $0.8 million and $0.8 million, respectively, of state research and development credit carryforwards, of which the full balances are subject to expiration beginning in 2034.
The Company has indefinite life deferred tax assets associated with net operating losses that are subject to Section 382 limitation of usefulness in applicable annual periods. Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. As a result of ownership changes, a portion of net operating loss (“NOL”) carryforwards and R&D credits may expire unutilized.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
There was no ownership change for IRC Section 382 purposes during the 2025 calendar year. Subsequent ownership changes may further affect the limitation in future years.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers historical operating results and tax planning strategies in making this assessment. As of December 31, 2025 and 2024, it has been determined that it was more likely than not that a portion of the net deferred tax asset would not be realized, and a valuation allowance of $48.7 million and $40.2 million, respectively, was maintained.
The following table summarizes the activity related to the Company’s unrecognized tax benefits for the year ended December 31, 2025 and 2024, excluding interest and penalties. The unrecognized tax benefits are recorded in other long-term liabilities. The Company does not anticipate that a material change of unrecognized tax benefits will occur within the next twelve months.

	Years Ended December 31,
	2025	2024
Balance - Beginning of Year	$—	$1,072
Gross increase (decrease) related to current year tax positions	—	—
Gross increase (decrease) related to prior year tax positions	590	(1,072)
Balance - End of Year	$590	$—
The Company includes interest and penalties related to unrecognized tax benefits in the current provision for income taxes in the accompanying statement of operations. As of December 31, 2025 and 2024, the Company has recognized no liability for interest and penalties related to unrecognized tax benefits. The Company does not anticipate that a material change of unrecognized tax benefits will occur within the next twelve months.
The Company’s Federal and State income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and state jurisdictions, generally for three years after they are filed, however, returns can remain open for a longer period due to utilization of tax attribute carryforwards.
In December 2025, the IRS notified the Company of its intent to examine the 2023 federal income tax return. While the final outcome of this examination is uncertain at this stage of the exam, the Company does not believe the resolution of this audit will be material to its consolidated financial statements and therefore the Company has not estimated an increase or decrease to income tax contingencies for these issues within the next twelve months.
Income Taxes Paid
During the years ended December 31, 2025, 2024 and 2023, the income taxes (net of refunds received) paid by the Company were not material to the financial statements in any jurisdiction or in aggregate.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
19.    NET LOSS PER COMMON SHARE
The following table includes the calculation of basic and diluted net loss per common share:

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2025	2024	2023
Numerator:
Net loss attributable to Voyager Technologies, Inc.	$(104,814)	$(62,072)	$(25,438)
Accrued value of preferred stock dividends	11,258	21,816	17,840
Net loss attributed to common shareholders	(116,072)	(83,888)	(43,278)
Accretion and fair value adjustment on ZIN earnout	—	(5,411)	(3,276)
Net loss attributed to common stockholders, diluted	$(116,072)	$(89,299)	$(46,554)

Denominator:
Weighted-average common shares outstanding, basic	40,213	12,736	12,362
Shares issuable assuming ZIN earnout	—	10	392
Weighted-average common shares outstanding, diluted	40,213	12,746	12,753

Net loss per share:
Basic	$(2.89)	$(6.59)	$(3.50)
Diluted	$(2.89)	$(7.01)	$(3.65)
The Company’s potentially dilutive securities, which include preferred stock and outstanding awards under the equity plans, have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive in a net loss position. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated:

	Years Ended December 31,
(in shares of common stock)	2025	2024	2023
Equity Compensation Awards	5,643,823	3,592,463	2,805,060
Warrants	1,104,489	974,156	798,306
SMI Promissory Note	—	1,130,195	3,421,960
Preferred stock (as converted to common shares)	—	23,989,872	19,352,707
Total common stock equivalents	6,748,312	29,686,686	26,378,033
20.    JOINT VENTURE
The Company is a majority owner of a joint venture company, Starlab Space LLC (“Starlab JV”), which began operating on April 12, 2024 when the SAA was novated with NASA. Through the SAA, the Company will receive financial assistance through Government grants for certain eligible expenses to design, build and maintain a commercial space station.
During the year ended December 31, 2025, Voyager Ventures, LLC, contributed $50.0 million into the Starlab JV. As of December 31, 2025 and 2024, the Company’s ownership stake was 61.9% and 66.9%, respectively.
Consolidated Variable Interest Entity
The Company evaluated its interests in Starlab JV and determined that it has a variable interest as of December 31, 2025. Due to the Company’s obligation to absorb losses and the right to receive benefits from the Variable Interest Entity (“VIE”) along with the ability to direct the activities that most significantly impact Starlab JV’s economic performance (including control over three of the five seats on the Board of Directors at Starlab JV), the Company was determined to be the primary beneficiary and is therefore consolidating the Starlab JV.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
The Company’s consolidated financial statements reflect the performance of the Starlab JV VIE with the Company being the primary beneficiary of the VIE and having incremental power over the Starlab JV. The Company meets the power and economic criteria for consolidation of the VIE. The Starlab JV is considered a business and therefore no gain or loss was recognized by the Company upon the initial consolidation of the VIE.
The following table presents the assets and liabilities of the Starlab JV included in the Company’s consolidated balance sheets, separated by major asset and liability class. These assets can only be used to settle obligations of Starlab JV, and the Company does not have recourse to the liabilities. Creditors of Starlab JV do not have recourse to the Company.

	Years Ended December 31,
ASSETS	2025	2024
Cash and cash equivalents	$54,610	$17,808
Accounts receivable, net	10,003	—
Prepaid expenses and other current assets	17,790	2,716
Property and equipment, net	127,735	36,188
Operating lease right-of-use assets	64	140
Other assets	723	14
TOTAL ASSETS	$210,925	$56,866
LIABILITIES
Accounts payable	$18,107	$18,781
Operating lease liabilities	64	84
Accrued expenses and other current liabilities	15,898	5,414
Operating lease liabilities, non-current	—	56
Convertible notes, net	—	7,435
Embedded derivatives	—	2,723
Contract liabilities, non-current	9,003	—
TOTAL LIABILITIES	$43,072	$34,493
21.    COMMITMENTS AND CONTINGENCIES
Non-Cancelable Service Contract Commitments
The Company has a commitment for launch services for the Starlab program. As of December 31, 2025, the Company had a commitment for one launch at a future estimated launch date for $90.0 million. The terms of the arrangement also allow the Company to terminate the agreement for convenience for 25% of the contract value less what has been paid inception to date. If the Company were to cancel the launch services, it would owe $13.5 million to the launch provider.
The Company has commitments for various services to assist in payload and launch analyses for the Starlab program and throughout the business units for various contracts, as well as to assist in space exploration technologies. As of December 31, 2025, for these service related contracts the Company has commitments through 2028, totaling $6.5 million.
Litigation
The Company is involved in various legal actions arising in the normal course of business. Based upon the Company’s and its legal counsel’s evaluations of any claims or assessments, management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of dollars, unless otherwise noted)
22.    RELATED PARTIES
The Company had immaterial accounts receivable and accounts payable balances outstanding from transactions with related parties as of the years ended December 31, 2025, 2024 and 2023.
The Company recorded an immaterial amount of Net Sales and Expenses with related parties, which are included in the Company’s consolidated statement of operations for the years ended December 31, 2025, 2024 and 2023.
23.    SUPPLEMENTAL CASH FLOW

	Years Ended December 31,
	2025	2024	2023
Supplemental cash flow information:
Cash paid for interest	$2,905	$5,890	$6,072
Cash paid for income taxes	$725	$374	$1,356
Supplemental non-cash investing and financing activities:
Warrants issued for common stock	$3,807	$1,135	$1,633
Operating lease liabilities arising in exchange for obtaining right-of-use assets	$2,246	$1,419	$572
Non-cash services and prepaid expenses in exchange for Common stock	$3,000	$12,798	$—
Non-cash services and prepaid expenses in exchange for Starlab equity	$18,384	$8,500	$—
Issuance of Class A common stock and Common stock in consideration for business acquisitions	$26,972	$—	$—
Issuance of Common stock for purchase of noncontrolling interest	$4,787	$—	$—
Conversion of debt to Common stock upon initial public offering	$25,336	$—	$—
Conversion of 2024 Convertible Notes to equity	$8,002	$—	$—
Non-cash additions of property and equipment	$8,692	$11,439	$6,130
SAA receivable grant billed, but not received as of year end offsetting capital expenditures	$3,600	$—	$6,150
24.    SUBSEQUENT EVENTS
The Company has evaluated subsequent events through March 10, 2026, the date its consolidated financial statements were issued.
There were no other material subsequent events which required recognition or additional disclosure.